Exhibit 10.8

EXECUTION VERSION

CREDIT AGREEMENT

dated as of March 11, 2020,

among

OPEN LENDING, LLC,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

UBS AG, STAMFORD BRANCH,

as Administrative Agent and Collateral Agent,

UBS SECURITIES LLC,

as Syndication Agent and Lead Arranger,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

1.01A	Commitments
1.01C	Collateral Documents
5.08(b)	Material Real Property
5.12	Subsidiaries and Other Equity Interests
6.17	Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
C-1	Term Note
D-1	Compliance Certificate
D-2	Solvency Certificate
E	Assignment and Assumption
F	Security Agreement
G	Perfection Certificate
H	Intercompany Note
I-1	Form of First Lien Intercreditor Agreement
I-2	Form of Junior Lien Intercreditor Agreement
J-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
J-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
J-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
J-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
K	Administrative Questionnaire
K	Administrative Questionnaire
L-1	Affiliated Lender Assignment and Assumption
L-2	Affiliated Lender Notice

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of March 11, 2020, among OPEN LENDING, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party hereto from time to time, UBS AG, STAMFORD BRANCH, as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of the Initial Term Loans on the Closing Date in an initial aggregate principal amount of $170,000,000.

The proceeds of the Initial Term Loans, together with cash on hand, will be used by the Borrower (i) to consummate the Closing Date Refinancing, (ii) to make Investor Loans, (iii) to pay the Dividend, (iv) to pay Transaction Expenses and (v) for other general corporate purposes and working capital.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-2 or higher by S&P, F2 or higher by Fitch or P2 or higher by Moody’s (or a comparable rating from an internationally recognized credit rating agency), (b) the Administrative Agent, the Collateral Agent, any Lead Arranger and any Lender or any Affiliate thereof, (c) any domestic office of any domestic or foreign owned commercial bank organized under the laws of (i) the United States of America or any State thereof that has a combined capital and surplus of not less than $250,000,000 or (ii) any other country that has a combined capital and surplus of not less than $100,000,000 or (d) any other bank or financial institution approved by the Administrative Agent in its reasonable discretion.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit K or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that as to any Loan Party or any Subsidiary thereof, the term “Affiliate” shall exclude the Closing Date Lenders. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (provided, that, for purposes of Section 6.20, “Control” shall also include the power, directly or indirectly, to vote at least ten percent (10%) of the outstanding voting interests of a Person). “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, (i) any Lender (other than a Closing Date Lender) that together with its Affiliates (other than the Loan Parties and their Subsidiaries), directly or indirectly, beneficially owns Equity Interests representing greater than 10% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower at such time, (ii) the Investors and (iii) True Wind Capital (together with its Affiliates and their commonly controlled or managed investment funds, but excluding its portfolio companies).

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(l)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(l)(iii).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agent Parties” has the meaning set forth in Section 10.02(e).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a rate floor greater than the “floor” then in effect on the Term Loans, in each case, payable by the Borrower ratably to all Lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, prepayment fees, ticking fees, amendment fees, consent fees or any similar fees (regardless of whether paid to all Lenders) or other fees payable to any arranger or agent (or its affiliates) in connection with the commitment or syndication of such Indebtedness.

“Applicable ECF Percentage” means, for any fiscal year, (a) 50.0% if the First Lien Net Leverage Ratio determined on a Pro Forma Basis as of the applicable Excess Cash Flow Prepayment Date after giving effect to such prepayment is greater than 2.75:1.00 and (b) 25.0% if the First Lien Net Leverage Ratio determined on a Pro Forma Basis as of the applicable Excess Cash Flow Prepayment Date after giving effect to such prepayment is less than or equal to 2.75:1.00.

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Rate” means a percentage per annum equal to: (a) for Eurocurrency Rate Loans, 6.50% and (b) for Base Rate Loans, 5.50%.

“Appropriate Lender” means, at any time, with respect to Loans or Commitments of any Class, each Lender that has a Loan or Commitment, as applicable, with respect to such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees and out of pocket expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of December 31, 2018 and December 31, 2017 and related consolidated statements of income, members’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2018 and December 31, 2017.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Term Loans or Incremental Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or any Incremental Amendment.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Loan Parties and their Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Loan Parties and their Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent, in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party or any Restricted Subsidiary:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any other country which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-2 or higher by S&P, F2 or higher by Fitch or P-2 or higher by Moody’s (or by an instrumentality or agency of any such government having an equivalent credit rating), in each case maturing within one year from the date of acquisition thereof;

(b) certificates of deposit, banker’s acceptances, time deposits and savings, checking and other deposit accounts maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Incremental Revolving Credit Lender or Acceptable Bank;

(c) commercial paper of a corporation maturing no more than one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s (but, for the avoidance of doubt, specifically excluding asset-backed investments and any commercial paper issued by a special investment vehicle);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with an Acceptable Bank;

(e) “money market funds” within the meaning of Rule 2a7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above and which is issued by a financial institution having (i) total assets of not less than $250,000,000 or (ii) has a credit rating of either A-1 or higher from S&P, F1 or higher from Fitch or P-1 or higher by Moody’s; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations” means obligations owed by any Loan Party or any Restricted Subsidiary to any Hedge Bank in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearinghouse transfers of funds, in each case to the extent designated by the Borrower and such Hedge Bank as “Cash Management Obligations” in writing to the Administrative Agent.

“Casualty Event” means any event that gives rise to the receipt by Borrower or any Restricted Subsidiary of any casualty insurance proceeds (excluding, for the avoidance of doubt, business interruption insurance) or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Permitted Change of Control Event, Permitted Holders shall cease to own beneficially, directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower unless, any time prior to the consummation of a Permitted Change of Control Event, and for any reason whatsoever, the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the board of directors or similar governing body of Borrower; or

(b) at any time after a Permitted Change of Control Event, the acquisition of beneficial ownership by any Person or group (other than any Permitted Holders (or any direct or indirect holding company parent of Borrower owned directly or indirectly by such Persons)), of Equity Interests representing 35% or more of the aggregate votes entitled to vote for the election of directors of Borrower having a majority of the aggregate votes on the board of directors or similar governing body of Borrower and the aggregate number of votes for the election of such directors of the Equity Interests beneficially owned by such Person or group is greater than the aggregate number of votes for the election of such directors represented by the Equity Interests beneficially owned by the Permitted Holders, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Borrower having a majority of the aggregate votes on the board of directors or similar governing body of Borrower; or

(c) at any time after a Parent Company becomes a Guarantor, such Parent Company shall cease to own beneficially, directly or indirectly, in the aggregate Equity Interests representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; or

(d) a “change of control” or similar event shall occur in respect of any Indebtedness of the Loan Parties or their Restricted Subsidiaries with an aggregate principal amount outstanding in excess of the Threshold Amount.

Notwithstanding anything to the contrary contained in this definition, no Change of Control shall be deemed to have occurred as a direct result of any Permitted SPAC Transaction (provided, that, for the avoidance of doubt, this provision shall not limit the application of clause (b) above).

For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Charges” means any charge, expenses, cost, loss, accrual or reserve of any kind.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Commitments, Incremental Term Facilities, or Incremental Revolving Credit Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Extended Term Loans of a given Extension Series or Incremental Revolving Credit Loans. Initial Term Commitments, or Incremental Term Facilities (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of three Classes of revolving credit facilities and five Classes of term loan facilities under this Agreement.

“Closing Date” means March 11, 2020.

“Closing Date Lenders” means (i) each Lender that was a holder of Initial Term Loans as of the Closing Date, (ii) each Lender that became a Lender within ten (10) Business Days after the Closing Date in connection with the primary syndication of the Initial Term Loans, and (iii) each Affiliate and Approved Fund of the Persons in the foregoing clauses (i) and (ii).

“Closing Date Refinancing” means the payment in full of all outstanding Indebtedness of the Borrower and its Subsidiaries under that certain Amended and Restated Credit Agreement by and between Borrower and Texas Capital Bank, National Association, a national banking association, dated June 19, 2019, as amended, restated, supplemented or otherwise modified through the Closing Date, and the termination and release of all commitments to extend credit, Liens and guarantees in connection therewith.

“Closing Date Transactions” means, collectively, (a) the execution and delivery of Loan Documents and the incurrence of the Initial Term Loans on the Closing Date, (b) the consummation of the Closing Date Refinancing, and (c) the payment of Transaction Expenses payable on or about the Closing Date.

“Closing Fee” has the meaning set forth in Section 2.09(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document, but, in all cases, excluding any Excluded Assets.

“Collateral Agent” means UBS AG, Stamford Branch, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement (in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction)) that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or from time to time pursuant to Section 6.11, Section 6.13 or as set forth in paragraphs 1 and 2 of Schedule 6.17, as applicable, duly executed by each Loan Party thereto;

(b) the Obligations and the Guaranty shall have been secured by a first-priority security interest in all Equity Interests of (i) each Restricted Subsidiary directly owned by any Loan Party (limited, in the case of voting Equity Interests of a Foreign Subsidiary or a Foreign Subsidiary Holding Company, to 65% of such voting Equity Interests), and (ii) following a Permitted SPAC Transaction, the Borrower;

(c) except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Liens permitted by Section 7.01 and any Excluded Perfection Actions, the Obligations and the Guaranty shall have been secured by perfected security interests in, and Mortgages on, substantially all now owned or, in the case of real property, fee owned Material Real Property, or at any time hereafter acquired tangible and intangible assets of each Loan Party other than Excluded Assets (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in the United States of America, other general intangibles, Material Real Property and proceeds of the foregoing that are not Excluded Assets);

(d) to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (c) above or under Section 6.11 or 6.13 (each, a “Mortgaged Property”), the Administrative Agent shall have received, in the case of Material Real Property owned as of the Closing Date, within 90 days following the Closing Date, and, in the case of Material Real Property acquired after the Closing Date, within 90 days of acquisition thereof, in each case, or such longer period as the Administrative Agent may agree in its reasonable discretion, (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if any Mortgaged Property is located in a jurisdiction that imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the Collateral Agent will cooperate with the Borrower or the applicable Loan Party in order to minimize the amount of tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law including, to the extent permitted by applicable law, limiting the amount secured by the Mortgage shall be limited to 100% of the fair market value (as determined in good faith by the Borrower) of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby as determined by the Borrower in good faith), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent, each of which shall, as applicable, (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates); provided, however, that the Administrative Agent shall receive zoning endorsements, zoning reports or zoning letters as reasonably requested, (iii) legal opinions, addressed to the Administrative Agent, the Collateral Agent and the Secured Parties, reasonably acceptable to the Administrative Agent as to such customary matters as the Administrative Agent may reasonably request, and (iv) a completed Flood Certificate with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required under Section 6.07(c) hereof; and

(e) (i) after the Closing Date, each Restricted Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees Incremental Equivalent Debt, any Indebtedness that is secured on a pari passu basis with the Obligations, any Junior Financing, or any Permitted Refinancing of any of the foregoing shall become and remain a Guarantor hereunder for so long as it Guarantees such Indebtedness, and (ii) after any Permitted SPAC Transaction, the direct parent company of the Borrower shall become a Guarantor in accordance with Section 6.11 or 6.13 and signatory to this Agreement pursuant to a joinder agreement and a party to the Collateral Documents in accordance with Section 6.11.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, (iii) commercial tort claims where the value or amount of damages claimed, as applicable, by the applicable Loan Party with respect to such commercial tort claims is less than

$1,000,000 (it being understood that all such assets are still intended to constitute Collateral, even though perfection beyond a UCC filing is not required hereunder, to the extent a security interest can be created therein without a specific description thereof, without delivery of a supplement to a Collateral Document or without the taking of any action or obtaining the consent of any Person, including any Governmental Authority), (iv) to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than a Loan Party or Affiliate thereof) under the terms of any applicable Organization Documents, joint venture agreement or shareholders’ agreement, equity interests in any Person other than a Restricted Subsidiary (so long as such prohibition or termination right did not arise in anticipation of the Term Loans and no consent has been received by the applicable counterparty to such agreement, in each case, after giving effect to the applicable anti-assignment override provisions of the Uniform Commercial Code and other applicable law), (v) Margin Stock, (vi) any agreements or other property or rights of a Loan Party arising under or evidenced by any contract, lease, instrument, license, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document (in each case, that is not prohibited by the Loan Documents) to the extent the pledges thereof and security interests therein are prohibited by such permitted agreements (including permitted liens, leases, licenses, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document), other than proceeds and receivables thereof, except to the extent the pledge of such permitted agreements or other property or rights is expressly deemed effective under the Uniform Commercial Code or other applicable law or principle of equity notwithstanding such prohibition, (vii) licenses, leases, other agreements and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (except that cash proceeds of dispositions thereof in accordance with applicable law (including, without limitation, rules and regulations of any governmental authority or agency) shall constitute Collateral), other than proceeds and receivables thereof and to the extent consent has been received by the applicable counterparty thereto, and except to the extent the pledge of such licenses, leases, other agreements and any other property and assets is expressly deemed effective under the Uniform Commercial Code or other applicable law or principle of equity notwithstanding any such restriction, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to the Loan Parties or any of their Subsidiaries, as determined in the reasonable judgment of the Borrower and the Collateral Agent, (ix) letter of credit rights with a value of less than $1,000,000, except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law and (xi) any particular assets if, in the reasonable judgment of the Administrative Agent evidenced in writing, determined in consultation with the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents;

(B) unless agreed to by the Borrower and the Administrative Agent, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(C) the Administrative Agent in its reasonable discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that, except as set forth on Schedule 6.17 hereto, the Collateral Agent (or its counsel) shall have received on or prior to the Closing Date (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of each Loan Party, and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and its Subsidiaries (other than any Excluded Subsidiary) owned directly by a Loan Party accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

Clauses (A)-(D) are herein collectively referred to as the “Excluded Perfection Actions.”

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, each of the Mortgages (if any), security agreements, pledge agreements, account control agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means an Incremental Revolving Credit Commitment, Initial Term Commitment, or Incremental Term Facility as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Parties” means the collective reference to the Loan Parties and their Restricted Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Competitor” shall mean any Person that is an operating company directly engaged in substantially similar business operations as any Loan Party or its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted and not added back for, without duplication,

(i) provision for taxes based on income or profits, revenue or capital gains of such Person and the Restricted Subsidiaries of such Person, including, without limitation, federal, state, provincial, territorial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including tax distributions and payments made by such Person or the Restricted Subsidiaries of such Person pursuant to the TRA and any additions to such taxes and any penalties and interest relating to any such taxes or arising from any tax examinations,

(ii) total interest expense (including (v) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk of such Person, (w) bank fees, (x) costs of surety bonds in connection with financing activities, (y) all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of preferred stock and/or Disqualified Equity Interests of such Person or Restricted Subsidiary of such Person and (z) all cash dividend payments or other distributions (excluding items eliminated in consolidation) made to make interest payments on the Indebtedness of any parent entity),

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period,

(iv) (a) Charges incurred in connection with the Transactions and any Permitted SPAC Transaction (including any bonuses paid to employees or officers of the Borrower or its Restricted Subsidiaries in connection with the Permitted SPAC Transaction), in each case, except to the extent such Charges were incurred after the date that is ninety (90) days after the consummation thereof and (b) Charges related to any actual or proposed or contemplated Investment, acquisition, disposition, issuance of Equity Interests, recapitalization, Permitted Holdco Reorganization, or incurrence of Indebtedness (including a refinancing thereof) or any Investment (including any Permitted Acquisition), acquisition, disposition, recapitalization (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company and any transaction or retention bonus or similar payment) (in each case, whether or not consummated, but only to the extent such transaction was not, or would not have been, prohibited under this Agreement), including (A) such Charges (including rating agency fees and related expenses) related to the offering or incurrence of the Loans and any other credit facilities or the offering or incurrence of any other debt securities and (B) any amendment, restatement, waiver, consent or other modification of the Loan Documents and any other credit facilities or any other debt securities, in each case, whether or not consummated,

(v) Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and preopening (including unused warehouse space costs), business optimization and other restructuring and integration costs (including those related to tax restructurings), charges, accruals, reserves and other Charges (including, without limitation, inventory optimization programs, software development costs, systems implementation and upgrade expenses, costs related to the closure or consolidation of facilities (including but not limited to severance, rent termination costs, moving costs and legal costs), costs related to strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs), strategic initiatives and contracts, consulting fees, signing costs, retention or completion bonuses, expansion and relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs and consulting fees incurred in connection with any of the foregoing; provided, that, for the avoidance of doubt, the Charges added back pursuant to this clause (v) shall not include “run rate” or projected or pro forma amounts; and provided, further, that the aggregate amount of adjustments pursuant to this clause (v), together with the aggregate amount of adjustments pursuant to clause (ix), shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to such adjustments),

(vi) non-cash Charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) any impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Loans) of such Person and its Subsidiaries, (ii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions, any Specified Transaction or any Investment (including any Permitted Acquisition) and/or (iii) any non-cash losses realized in such period in connection with adjustments to any Plan due to changes in actuarial assumptions, valuation or studies (provided that if any such non-cash charge, write-down or item represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period),

(vii) the amount of board of director fees, monitoring, advisory, consulting, refinancing, and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any member of board of directors or similar governing body of Borrower (or any direct or indirect parent company thereof), any Permitted Holder or any Affiliate of a Permitted Holder to the extent permitted hereunder,

(viii) (i) decreases in Net Contract Assets for such period, after excluding the effects of any Net Contract Assets Markups and Net Contract Assets Writedowns and (ii) Net Contract Assets Writedowns,

(ix) (i) any Charge from (x) any single or one-time event (as determined in good faith by the Borrower) or (y) extraordinary, exceptional, non-recurring and unusual items and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order; provided that the aggregate amount of adjustments pursuant to this clause (ix), together with the aggregate amount of adjustments pursuant to clause (v), shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to such adjustments),

(x) (x) any Charges incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or other management or employee benefit plan or agreement, pension plan, any severance agreement, any stock subscription or shareholder agreement, (y) any Charges in connection with the rollover, acceleration or payout of Equity Interests held by management, in each case under this clause (y), to the extent such Charges, as applicable, are funded with net cash proceeds contributed to such Person as a capital contribution or as a result of the sale or issuance of Qualified Equity Interests of such Person (solely to the extent not increasing the Cumulative Credit or constituting a Cure Amount) and (z) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts,

(xi) cash actually received (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (c)(i) below for any previous period and not added back,

(xii) any Charges included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45,

(xiii) [Reserved],

(xiv) any realized or unrealized losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts,

(xv) one-time fees, costs and expenses incurred due to the implementation of ASC 606,

(xvi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary,

(xvii) non-cash minority interest reductions and with respect to any joint venture, an amount equal to the proportion of those items described in clauses (ii) and (iii) above relating to such joint venture’s corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income,

(xviii) earnout and contingent consideration obligations (including those accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(xix) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(xx) the amount of Charges relating to payments made to option holders of the Borrower or any parent entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its parent entities, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Agreement,

(xxi) Public Company Costs to the extent incurred prior to the first anniversary of the Permitted Change of Control Effective Date,

(xxii) [Reserved],

(xxiii) [Reserved], and

(xxiv) adjustments and add backs reflected in (i) the financial model provided to the Lead Arranger and Closing Date Lenders on January 14, 2020, (ii) the quality of earnings report provided to the Lead Arranger and Closing Date Lenders prior to January 14, 2020 (such report, as updated from time to time after the date thereof and prior to the Closing Date with the consent of the Lead Arranger and Closing Date Lenders, the “QoE”) and (iii) with the consent of the Required Lenders, any quality of earnings report made available to the Administrative Agent and prepared by a nationally recognized accounting firm (or other accounting firm reasonably acceptable to the Administrative Agent) in connection with any Permitted Acquisition or permitted Investment, as updated from time to time with the consent of the Administrative Agent; provided, that, for the avoidance of doubt, the Charges added back pursuant to this clause (xxiv) shall not include “run rate” or projected or pro forma amounts; minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for, without duplication:

(i) (A) non-cash gains and (B) all extraordinary gains,

(ii) any gains realized upon the Disposition of property outside of the ordinary course of business,

(iii) net realized gains from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, in each case, that were entered into for non-speculative purposes,

(iv) any net pension or other post-employment benefit gains representing actuarial gains, and

(v) (A) increases in Net Contract Assets for such period, after excluding the effects of any Net Contract Assets Markups and Net Contract Assets Writedowns and (B) Net Contract Assets Markups,

(d) excluding the effects of:

(i) any unrealized losses or gains in respect of Swap Contracts,

(ii) any losses or gains in respect of purchase accounting adjustments for earnouts, holdbacks and deferred or contingent purchase price obligations arising from acquisitions,

all as determined in accordance in with GAAP, where applicable.

Unless the context otherwise requires, each reference to “Consolidated EBITDA” in this Agreement shall deemed to refer to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries. There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by any Loan Party or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by such Loan Party or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition). For purposes of determining Consolidated EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $9,919,756 for the fiscal quarter ended March 31, 2019, $10,328,504 for the fiscal quarter ended June 30, 2019, $12,507,070 for the fiscal quarter ended September 30, 2019 and $13,011,913 for the fiscal quarter ended December 31, 2019 as may be adjusted on a Pro Forma Basis.

“Consolidated First Lien Net Debt” means, as of any date of determination, all Consolidated Total Net Debt that is secured by a first priority Lien on any asset or property of the Loan Parties or their Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis calculated in accordance with GAAP, net income, excluding, without duplication,

(i) any net income (loss) of any Person if such Person is not a Loan Party or a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to a Loan Party or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Loan Party or Restricted Subsidiary, to the limitations contained in clause (ii) below);

(ii) solely for the purpose of determining the Cumulative Credit, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to a Loan Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or other-wise released and (b) restrictions pursuant to the Loan Documents), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Restricted Subsidiary during such period to the Loan Parties or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (ii));

(iii) any net gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any sale leaseback transaction) or disposed or discontinued operations of a Loan Party or any Restricted Subsidiaries which is sold or otherwise disposed outside the ordinary course of business (as determined in good faith by the Borrower);

(iv) the cumulative effect of a change in law, regulation or accounting principles;

(v) any recapitalization accounting or acquisition method accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(vi) any impairment charge, write-down or write-off, including impairment Charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to GAAP or as a result of a change in law or regulation;

(vii) any net unrealized gains and losses resulting from obligations under Secured Hedge Agreements or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification 825 and related pronouncements;

(viii) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions or any Specified Transaction, or the release of any valuation allowances related to such item;

(ix) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates); and

(x) any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by (a) any Charges that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact indemnified or reimbursed within 180 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within 180 days), and (b) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 180 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 180 days), Charges with respect to liability or casualty events or business interruption and/or, with respect to business interruption insurance, an amount representing the earnings for the applicable period that such proceeds are intended to replace and, provided, further that solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income.

“Consolidated Senior Secured Net Debt” means all Consolidated Total Net Debt that is secured by a Lien on any asset or property of the Loan Parties or their Restricted Subsidiaries.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions, a Permitted SPAC Transaction or any Permitted Acquisition (or other acquisition or joint venture investment permitted hereunder)), consisting solely of Indebtedness for borrowed money, Attributable Indebtedness, purchase money Indebtedness, unreimbursed drawings under letters of credit, and debt obligations evidenced by promissory notes or similar instruments, minus, without duplication, the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date, in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period (provided, that such cash and Cash Equivalents shall not be netted from Consolidated Total Net Debt to the extent such cash and Cash Equivalents (i) on and after the date ninety (90) days following the Closing Date, are not held in a deposit account that is pledged and subject to a control agreement in favor of the Collateral Agent or (ii) constitute proceeds of Term Loans or Incremental Equivalent Debt (other than revolving loans)); provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder (and further limited, in the case of any commercial letters of credit to amounts unreimbursed as of three Business Days after such amount is drawn) and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or (c) the effects of purchase accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Credit Event” has the meaning set forth in Section 4.02.

“Credit Extension” means a Borrowing hereunder.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) [reserved];

(b) the Cumulative Retained Excess Cash Flow Amount at such time; plus

(c) the cumulative amount of cash and Cash Equivalent proceeds received by the Borrower after the Closing Date from (i) the sale of Qualified Equity Interests of the Borrower or any direct or indirect parent company thereof after the Closing Date and on or prior to such time (including upon exercise of warrants or options) or from contributions to common capital of the Borrower or any direct or indirect parent thereof (other than from a Subsidiary of the Borrower), (ii) the incurrence of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of any Loan Party or any Restricted Subsidiary owed to a Person other than a Loan Party or a Restricted Subsidiary to the extent such Indebtedness is converted into or exchanged for Qualified Equity Interests in the Borrower (or any direct or indirect parent company), in each case, to the extent Not Otherwise Applied and not constituting a Cure Amount; plus

(d) to the extent not exceeding the fair value, measured at the time originally made, of Investments by the Borrower and the Restricted Subsidiaries in an Unrestricted Subsidiary pursuant to Section 7.02(n)(y):

(A) the amount received by the Borrower or any Restricted Subsidiary in cash and Cash Equivalents from the sale or other disposition (other than to any Loan Party or any Restricted Subsidiary) of the Equity Interests of such Unrestricted Subsidiary, or

(B) the amount of any dividend or other distribution by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary in cash and Cash Equivalents, to the extent such amounts are not included in the calculation of Consolidated Net Income, or

(C) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value (as determined in good faith by the Borrower), measured at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary made pursuant to Section 7.02(n)(y), it being agreed that any amount credited to the Cumulative Credit pursuant to this clause (d) shall not be credited to reduce the amount of any Investment deemed to be “outstanding” for purposes of any basket under Section 7.02, plus

(e) to the extent not already included in the calculation of Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n)(y), to the extent not exceeding the fair market value (as determined in good faith by the Borrower) of such Investment at the time originally made, plus

(f) Declined Proceeds, minus

(g) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(y) after the Closing Date and prior to such time, minus

(h) any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(f) after the Closing Date and prior to such time, minus

(i) any amount of the Cumulative Credit used to make prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings pursuant to Section 7.13(a)(v) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after December 31, 2020.

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Right” has the meaning specified in Section 8.05.

“Current Assets” means, on any date of determination, the aggregate amount on the accounts receivable, prepaid expenses and other assets line items on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP as of such date, but excluding (a) cash and Cash Equivalents, (b) any current asset resulting from deferred taxes and (c) balances corresponding to or offsetting already recognized revenue to be collected in a future period in accordance with ASC 606.

“Current Liabilities” means, on any date of determination, the aggregate amount on the accounts payable, accrued liabilities and premium payable line items on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP as of such date, but excluding (a) the current portion of Indebtedness, (b) any current liability resulting from deferred taxes and (c) balances corresponding to or offsetting already recognized revenue to be collected in a future period in accordance with ASC 606.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(ix).

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to any overdue principal or interest in respect of a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.00% per annum.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Designated Non-cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by any Loan Party or any of its Restricted Subsidiaries in connection with a Disposition that is designated as “Designated Non-cash Consideration” pursuant to a certificate signed by a Responsible Officer, setting forth the basis of such valuation.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including pursuant to any sale leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any sale or issuance by any Person of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests or cash in lieu of fractional shares and other than as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case with respect to clauses (a) through (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party (or any direct or indirect parent thereof) or their Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Loan Parties or their Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered prior to the Closing Date to the Lead Arranger and Closing Date Lenders and any Person that is a successor of any such Disqualified Institution (which list of Persons may not be amended without the consent of each Closing Date Lender) and (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to (i) prior to the Closing Date, Lead Arranger or (ii) after the Closing Date, to the Administrative Agent, or, in the case of clause (a) or (b), any person that is clearly identifiable as an Affiliate of any such designated Person on the basis of such Person’s name (in each case, other than Competitors that are bona fide debt funds, investment vehicles or fixed income investors that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business, except to the extent otherwise disqualified pursuant to clause (a) above); provided that no such written identification shall apply retroactively to disqualify any Person from being a Lender to the extent such Person has already become a Lender; provided, further, that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice to the Lead Arranger or to the Administrative Agent in accordance with the terms set forth above

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event”.

“Dividend” means a one-time Restricted Payment or other payment in cash (including for the avoidance of doubt any such payment in conjunction with or to pay consideration for the consummation of a Permitted SPAC Transaction) by the Borrower to the direct and indirect holders of its Equity Interests (or Persons becoming direct or indirect holders of its Equity Interests substantially concurrently therewith) in an aggregate amount not to exceed $250,000,000.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning set forth in Section 10.07(d).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to the environment, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” within the meaning of Section 4241; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could result in liability to a Loan Party or any Restricted Subsidiary; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Eurocurrency Rate” means, for each Interest Period, the greater of (a) the offered rate for deposits in U.S. dollars in the London interbank market for the relevant Interest Period which appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is two business days prior to the first day of such Interest Period and (b) 1.00% per annum (the “Eurocurrency Rate Floor”); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “Eurocurrency Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“eurodollar” means the single currency of participating member states of the EMU.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 8.01.

“Excluded Assets” as defined in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, (v) decreases in Net Contract Assets for such period, after excluding the effects of any Net Contract Assets Markups and Net Contract Assets Writedowns, and (vi) Net Contract Assets Writedowns, minus

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded from the calculation of “Consolidated Net Income” pursuant to clauses (i) through (x) of the definition thereof,

(ii) without duplication of amounts deducted in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash or borrowings under any revolving credit facility,

(iii) the aggregate amount of all principal payments of Indebtedness of the Loan Parties or their Restricted Subsidiaries during such period (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans, pursuant to Section 2.07, Extended Term Loans, Incremental Term Loans, or Incremental Equivalent Debt with credit given for the actual amount of the cash payment, in each case to the extent that such Indebtedness is pari passu in right of payment with the Obligations, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and (Y) all prepayments in respect of any revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash,

(iv) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(v) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent not deducted in the calculation of Consolidated Net Income for such period or any past or future period,

(vi) without duplication of amounts deducted in prior fiscal years, the amount of Investments and acquisitions (including without limitation earn-out payments, payment of holdbacks, and other deferred purchase price payments in respect of Investments and acquisitions) made or committed to be made by the Borrower and its Restricted Subsidiaries during such period pursuant to Section 7.02 (other than Section 7.02(a)) to the extent that such Investments and acquisitions were financed with internally generated cash or the proceeds of a revolving credit facility and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount,

(vii) the amount of Restricted Payments paid by the Loan Parties and the Restricted Subsidiaries in cash during or in respect of such period pursuant to Section 7.06 (other than Restricted Payments pursuant to Section 7.06(a) and (b)) to the extent such Restricted Payments were financed with internally generated cash or the proceeds of a revolving credit facility,

(viii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any past or future period,

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, to the extent not deducted in arriving at Consolidated Net Income (it being further agreed that any amortization of such costs in future periods will not reduce Excess Cash Flow for such periods),

(x) (A) increases in Net Contract Assets for such period, after excluding the effects of any Net Contract Assets Markups and Net Contract Assets Writedowns and (B) Net Contract Assets Markups,

(xi) the amount of cash taxes paid or distributed in respect of such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (provided that Excess Cash Flow shall be increased in any future period to the extent taxes causing such excess are deducted from Consolidated Net Income in such future period),

(xii) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income (provided that Excess Cash Flow shall be increased in any future period to the extent expenditures causing such excess are deducted from Consolidated Net Income in such future period),

(xiii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

(xiv) the amount of taxes or penalties payable in respect of any dividend or distribution from a Foreign Subsidiary (directly or indirectly) to the Borrower for the purpose of funding a prepayment required by Section 2.05(b), to the extent such taxes or penalties are not already deducted in the calculation of Excess Cash Flow for such period, and limited to an amount equal to the portion of Excess Cash Flow for such period attributable to the operations of such Foreign Subsidiary (provided that, notwithstanding anything to the contrary in the foregoing, no portion of taxes or penalties deducted pursuant to this clause (xiv) for any period shall be deducted in the calculation of Excess Cash Flow for any subsequent period), and

(xv) cash expenditures made to consummate a Permitted Change of Control Event.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2021, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been or were required to be delivered in accordance with Sections 6.01(a) and 6.02(a) (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Excess Cash Flow Prepayment Date” shall have the meaning assigned to such term in Section 2.05(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account solely used for (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments, (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plans, in each case for payment in accordance with any applicable laws, (iii) segregating escrow, fiduciary and trust accounts, and (iv) tax accounts (including, without limitation, sales tax accounts), (b) zero balance accounts, (c) deposit accounts with average monthly balances on deposit that do not exceed $500,000 in the aggregate for all such accounts at any one time, (d) withholding tax and fiduciary trust accounts and (e) deposit accounts containing solely cash collateral subject to Liens permitted under Sections 7.01.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired or formed Subsidiary, in existence at the time of acquisition or formation but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (c) except for any wholly owned Restricted Subsidiary, any Subsidiary that is prohibited by its Organization Documents existing on the Closing Date (or, in the case of any newly acquired or formed Subsidiary, in existence at the time of acquisition or formation but not entered into in contemplation thereof) from guaranteeing the Obligations, (d) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of any Loan Party, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) any Foreign Subsidiary Holding Company, (i) any other Subsidiaries that are captive re-insurance companies, (j) any Domestic Subsidiary that is a wholly owned Subsidiary of any Foreign Subsidiary that is a controlled foreign corporation under Section 957 of the Code and (k) any Subsidiary that ceases to be a Restricted Subsidiary of the Borrower; provided that (i) with respect to any contractual or legal prohibition or restriction or consent, approval or license requirement, upon the reasonable request of the Administrative Agent, the applicable Loan Party shall use commercially reasonable efforts to obtain any required waiver, consent, approval or license, (ii) the Borrower, with the consent of the Administrative Agent, may designate an Excluded Subsidiary as a “Guarantor”; provided that, prior to such Excluded Subsidiary becoming a Loan Party, the Administrative Agent shall have received all documentation and other information with respect to such Person required by regulatory authorities under applicable under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case to the extent requested by the Administrative Agent, (iii) if a Subsidiary becomes a Guarantor, then it shall not constitute an Excluded Subsidiary (unless released from its obligations under such Guaranty in accordance with the terms hereof and thereof), (iv) no Subsidiary shall be an Excluded Subsidiary if such Subsidiary is not an “Excluded Subsidiary” (or comparable term) for the purposes of any Incremental Equivalent Debt or any Permitted Refinancing thereof and (v) any Restricted Subsidiary that holds intellectual property (or exclusive rights thereto) that is used in the business of the Borrower and the Restricted Subsidiaries (as determined by the Borrower in good faith) shall not be deemed an Excluded Subsidiary except with respect to clauses (b), (c), (d) and (i) above.

“Existing Term Loan Tranche” has the meaning provided in Section 2.16(a).

“Extended Term Loans” has the meaning provided in Section 2.16(a).

“Extending Term Lender” has the meaning provided in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request.

“Extension Series” means any Term Loan Extension Series.

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Extension Series of Extended Term Loans, a given Class of Incremental Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury Regulations or other official administrative guidance promulgated thereunder and any law, regulation, rule, or official guidance implementing an intergovernmental agreement between the United States and a foreign country with respect to the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Financial Covenant” means the covenant set forth in Section 7.11.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit I-1 hereto (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) between the Collateral Agent and one or more collateral agents or representatives for the holders of Permitted First Priority Debt. Wherever in this Agreement, an Other Debt Representative is required to become party to the First Lien Intercreditor Agreement, if the related Indebtedness is the initial Permitted First Priority Debt incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien pari passu with the Liens securing the Obligations, then the Loan Parties, the Administrative Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the First Lien Intercreditor Agreement.

“First Lien Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Flood Certificate” means a “Life of Loan Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert–Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Borrower or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by any Loan Party or any of the Subsidiaries, or the imposition on the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Disposition” has the meaning set forth in Section 2.05(b)(xii).

“Foreign Lender” has the meaning set forth in Section 3.01(d)(ii).

“Foreign Pension Plan” shall mean any benefit plan that is not subject to the laws of the United States or any jurisdiction therein and that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary which is not a Domestic Subsidiary or a Canadian Subsidiary and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Foreign Subsidiary Holding Company” shall mean a Domestic Subsidiary of the Borrower (a) substantially all of the assets of which are Equity Interests and Indebtedness of one or more Foreign Subsidiaries and (b) is so designated on Schedule 5.12 or in a written notice delivered by the Borrower to the Administrative Agent.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) the Subsidiaries of the Borrower (other than any Excluded Subsidiary), (ii) those Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11, or the Subsidiaries that otherwise issue a Guarantee of the Obligations after the Closing Date at the option of the Borrower with the approval of the Administrative Agent (not to be unreasonably withheld), (iii) any direct or indirect parent company of the Borrower that issues a Guarantee of the Obligations after the Closing Date in connection with a Permitted SPAC Transaction or otherwise issues a Guarantee pursuant to Section 6.11 and/or Section 6.13, as applicable, and (iv) solely in respect of any Secured Hedge Agreement or Treasury Services Agreement to which the Borrower is not a party, the Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, or other emissions that are regulated pursuant to applicable Environmental Law.

“Hedge Bank” means any Person that is party to a Secured Hedge Agreement with the Borrower or any Restricted Subsidiary or a Treasury Services Agreement, as applicable, in its capacity as a party thereto and (other than a Person already party hereto as a Lender or Agent) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender.

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(iv)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(iv)(D)(3).

“Immaterial Subsidiary” means any Restricted Subsidiary that, (a) as of the last day of the most recently ended Test Period, did not account for more than 2.5% of the revenue of the Borrower and its Restricted Subsidiaries on a consolidated basis, (b) as at the end of such period, was the owner of less than 2.5% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis and (c) when taken together with all other Immaterial Subsidiaries, (i) did not account for more than 5.0% of the revenue of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period and (ii) was the owner of less than 5.0% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis at the end of such period.

“Incremental Amendment” has the meaning set forth in Section 2.14(e).

“Incremental Cap” means

(a) (i) to the extent incurred on or prior to the date that is ninety (90) days following the Closing Date, $30,000,000 (such amount, the “Additional Incremental Basket”) plus (ii) $35,000,000, minus (iii) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on clause (i) and (ii) (such aggregate amount, the “Incremental Dollar Basket”), plus

(b) (i) the amount of any optional prepayment of any Loan in accordance with Section 2.05(a) and/or the amount of any permanent reduction of commitments in respect of any revolving credit facility, (ii) [reserved], (iii) the amount of any optional prepayment of any Indebtedness (together with a permanent reduction of the applicable commitment in the case of revolving Indebtedness) that is pari passu with the Initial Term Loans in right of payment and with respect to security, so long as, in the case of any such optional prepayment, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), and/or (iv) in the case of an Incremental Facility that serves to effectively extend the maturity of the Term Loans and/or any other Incremental Facilities, an amount equal to the portion of the Term Loans and/or any other Incremental Facilities, to be replaced with such Incremental Facility and in each case to the extent any Incremental Facilities or Incremental Equivalent Debt have not been incurred in reliance on such amounts (but after giving effect to any reallocation contemplated by the proviso hereof) (the “Incremental Prepayment Basket”), plus

(c) an unlimited amount so long as, in the case of this clause (c), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt, and the use of proceeds thereof (calculated without netting the cash proceeds of such Incremental Facility or Incremental Equivalent Debt (but giving Pro Forma Effect to the intended use of proceeds in respect of any subject transaction) and assuming for such purpose that the entire amount of any such amount constituting an Incremental Revolving Credit Loan then being incurred is fully funded), subject to any LCT Election, (i) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations that are secured on a first lien basis, the First Lien Net Leverage Ratio does not exceed 3.50:1.00, (ii) if such Incremental Facility or Incremental Equivalent Debt is secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations (as defined in the Security Agreement) that are secured on a first lien basis, the Senior Secured Net Leverage Ratio does not exceed 3.50:1.00 or (iii) if such Incremental Facility or Incremental Equivalent Debt is unsecured, the Total Net Leverage Ratio does not exceed 3.50:1.00, in each case described in this clause (e) (the “Incremental Ratio Basket”);

provided that Incremental Facilities and Incremental Equivalent Debt shall be first deemed to have been incurred under clause (c) of this definition to the extent available without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under all other clauses of this definition, but giving full pro forma effect the use of proceeds of all such Incremental Facilities or Incremental Equivalent Debt and related transactions, with the balance incurred under clauses (a) and (b) of this definition to the extent available.

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” means Indebtedness incurred by any Loan Party in the form of secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented notes or loans; provided, that:

(a) the aggregate outstanding amount thereof shall not exceed the Incremental Cap (as in effect at the time of incurrence) and shall not be incurred in reliance on the Additional Incremental Basket,

(b) no Event of Default exists immediately prior to or after giving effect to such loans or notes; provided that if the proceeds of such Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Transaction, (i) at the option of the Borrower, the date of determination for compliance with this clause (b) shall be an LCT Test Date and (ii) no Specified Default shall exist immediately prior to or after giving effect to such Indebtedness,

(c) neither the Permitted Holders nor their Affiliates may provide Incremental Equivalent Debt,

(d) [reserved],

(e) such Indebtedness shall satisfy the Permitted Other Debt Conditions, except any Incremental Equivalent Debt consisting of revolving loans and commitments not in excess of $15,000,000 shall not be required to satisfy clause (iii) of the definition of Permitted Other Debt Conditions,

(f) such Indebtedness shall (i) rank junior in right of security and payment with the Term Loans or may be unsecured or subordinated; provided, that any Incremental Equivalent Debt consisting of revolving loans and commitments not in excess of $15,000,000 at any time may rank pari passu with the Term Loans in right of payment and with respect to security, (ii) to the extent secured and/or subordinated in right of payment or security with the Term Loans, be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent (which may include the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable), and (iii) contain prepayment terms no more favorable to the lenders thereunder than the existing Term Loans,

(g) except as otherwise specified above (including with respect to margin, pricing, maturity and/or fees), the other terms of any such Indebtedness, shall be on terms and pursuant to documentation to be determined between the Borrower and the lenders providing such Indebtedness; provided, that to the extent such terms and documentation are more favorable to the lenders providing such Indebtedness when taken as a whole than the terms of this Agreement are to the Lenders when taken as a whole (except to the extent permitted by above, such terms shall be reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the Latest Maturity Date) (it being understood that if any additional or more restrictive financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (except to the extent only applicable after the maturity date of such Indebtedness) shall also be added for the benefit of all of the Facilities; it being understood and agreed that no consent of any Lender shall be required in connection with any amendment adding such financial maintenance covenant; provided, further that a certificate of a Responsible Officer of the Borrower as to the satisfaction of the condition described in this clause (f) delivered at least ten (10) Business Days (or such lesser period agreed to by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (f), shall be conclusive unless the Administrative Agent notifies the Borrower within ten (10) Business Days after it receives such certificate that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Credit Loan” has the meaning set forth in Section 2.14(b).

“Incremental Term Facilities” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out, holdback or similar obligation unless such amount has not been paid prior to the thirtieth (30th) day after becoming due and payable, (iii) liabilities associated with customer prepayments and deposits, and (iv) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes, in each case (A) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) imposed as a result of any other present or former connection between such Lender or Agent and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, selling or assigning an interest in, or enforcing, any Loan or Loan Document, (ii) Taxes attributable to the failure by any Lender or Agent to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) any branch profits Taxes imposed by the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax that is in effect on the date such Lender becomes a party to this Agreement or acquires an interest in a Loan or Commitment, or designates a new Lending Office (other than the designation of a new Lending Office pursuant to a request by the Borrower), except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, and (v) any U.S. federal withholding Taxes imposed under FATCA and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Initial Term Commitments is $170,000,000.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date, among the Borrower, certain subsidiaries of the Borrower and the Collateral Agent.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, and without duplication of clause (e) of the definition of “Cumulative Credit”, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, minus any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect of such Investment (but in no event shall the amount of any Investment be less than $0).

“Investor Loans” means term loans made on or prior to the date that is twenty (20) Business Days following the Closing Date by the Borrower to certain direct and indirect holders of Equity Interests in the Borrower in an aggregate principal amount not to exceed $30,000,000 (which term loans shall be repaid in full by way of setoff from the proceeds of the Dividend amount allocated to each such holder).

“Investors” means Bregal Sagemount I L.P., Bregal Sagemount I-A L.P. and/or Bregal Sagemount I-B L.P., and their Affiliates or any fund, trust or similar arrangement for which investment decisions are made by Bregal Sagemount or any of its Affiliates (other than the Borrower, their respective Subsidiaries and any of their portfolio companies).

“IP Rights” has the meaning set forth in Section 5.16.

“Junior Financing” has the meaning set forth in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement substantially in the form of Exhibit I-2 hereto between the Collateral Agent and one or more collateral agents or representatives for the holders of Permitted Second Priority Debt. Wherever in this Agreement, an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is Permitted First Priority Debt or Permitted Second Priority Debt incurred by a Loan Party, then the Loan Parties, the Administrative Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement (or any supplement thereto).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any outstanding Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Term Loan, any Incremental Term Loans, any Incremental Revolving Credit Commitments, in each case outstanding in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning set forth in Section 1.10.

“LCT Test Date” has the meaning set forth in Section 1.10.

“Lead Arranger” means UBS Securities LLC.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement.

“Lender Default” means (i) the refusal (which may be given verbally or in writing) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit; (iv) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event; or (v) a Lender has become the subject of a Bail-In Action.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof; provided, further, that a Lender-Related Distress Event shall not be deemed to have occurred due to the appointment of custodian, conservator, receiver, or other similar official by a supervisory authority or regulator with respect to a Lender or any person that directly or indirectly controls such Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any Permitted Acquisition or similar Investment, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent company of the Borrower) of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, prepayment, refinancing, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, prepayment, defeasance, satisfaction and discharge or repayment, (iii) any Permitted SPAC Transaction and/or (iv) any Restricted Payment requiring the declaration thereof in advance thereof.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan (including any Incremental Term Loan) or an Incremental Revolving Credit Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Intercreditor Agreement to the extent then in effect and (v) any Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Stockholders” means the members of management of the Borrower or any of its Subsidiaries (or any direct or indirect parent company of the Borrower) who are direct or indirect holders of Equity Interests in the Borrower or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Loan Parties and their Restricted Subsidiaries, taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned real property located in the United States that is owned by any Loan Party and has a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as determined by the Borrower in good faith).

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is seven years after the Closing Date, (ii) with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iii) [reserved] and (iv) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Amendment.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Member Subsidiary” has the meaning set forth in Section 7.06(g)(iii).

“MFN Provision” has the meaning specified in Section 2.14(d)(v).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.13, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) or 4001(a)(3) of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Contract Assets” means the net amount of asset and liability balances related to already recognized revenue to be collected in a future period in accordance with ASC 606.

“Net Contract Assets Markup” means income resulting from markups of the Net Contract Assets.

“Net Contract Assets Writedown” means charges resulting from writedowns of the Net Contract Assets.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Loan Parties (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien permitted hereunder (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) taxes paid or reasonably estimated to be payable (including distributions for taxes) as a result thereof, and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, the Loan Parties may reinvest any portion of such proceeds in assets useful for their business (which shall include any Investment permitted by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that solely for purposes of Section 2.05(b)(ii), no net proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such net proceeds shall exceed $2,500,000 or (y) the aggregate Net Proceeds excluded under clause (x) exceeds $5,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by any Loan Party or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees, discounts, commissions, costs and other expenses (including legal and accounting fees and expenses), in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Restricted Subsidiary shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Guarantor Debt Cap” means $15,000,000 minus the aggregate outstanding amount of Indebtedness incurred by each Restricted Subsidiary which is not a Loan Party pursuant to Section 7.03(m), (u), or (y).

“Non-Guarantor Investment Cap” means $10,000,000 minus the aggregate outstanding amount of (i) Investments made by each Loan Party in a Restricted Subsidiary which is not a Loan Party pursuant to Sections 7.02(c)(iv), (i), (j), (n), (w), or (z), and (ii) Investments made by each Loan Party and Restricted Subsidiary in an Unrestricted Subsidiary, in each case, permitted under Sections 7.02(c)(iv), (i), (j) (n), (w), or (z); provided, that the amount of Investments made in reliance on clause (ii) above shall not exceed $1,000,000 in the aggregate.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Note.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement; provided, that for purposes of determining the Obligations of any Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents. Notwithstanding the foregoing, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.

“OFAC” has the meaning set forth in Section 5.19(b).

“OID” means original issue discount within the meaning of Section 1272 of the Code.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii).

“Other Debt Representative” means, with respect to any series of Permitted First Priority Debt or Permitted Second Priority Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Parent Company” means any parent company that directly or indirectly owns 100% of the issued and outstanding Equity Interests in the Borrower and issues a Guarantee of the Obligations after the Closing Date.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.05(a)(iv)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate substantially in the form of Exhibit G hereto or any other form reasonably approved by the Collateral Agent.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Change of Control Effective Date” shall mean the date on which any Permitted Change of Control Event is consummated.

“Permitted Change of Control Event” shall mean (a) a Permitted SPAC Transaction or (b) a Qualified IPO.

“Permitted First Priority Debt” means Permitted First Priority Incremental Debt; provided that the documentation governing any Permitted First Priority Debt shall contain the provisions required to be included pursuant to Section 8.04 hereof.

“Permitted First Priority Incremental Debt” shall mean secured Incremental Equivalent Debt incurred by the Borrower or any Loan Party in the form of first lien secured revolving loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations, and (ii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement.

“Permitted Holdco Reorganization” means one or more reorganizations of the Loan Parties and their Subsidiaries (or their direct or indirect blocker and parent companies) in connection with and for the purpose of establishing one or more parent companies (organized under the Laws of the United States) to the Borrower (which reorganization may include, among other things, mergers, Dispositions, consolidations, the formation of one or more holding companies, intercompany transactions involving asset transfers or sales, contributions, dividends, distributions and other similar transactions); provided that immediately after giving effect to such Permitted Holdco Reorganization, (a) no Event of Default shall have occurred and be continuing and (b) the Loan Parties shall be in compliance with the Collateral and Guarantee Requirement.

“Permitted Holders” means collectively (i) each of the direct and indirect holders of Equity Interests of the Borrower as of the Closing Date, together with their Affiliates and their commonly controlled or managed investment funds, (ii) upon the consummation of any Permitted SPAC Transaction, True Wind Capital, together with its Affiliates and their commonly controlled or managed investment funds, and (iii) the Management Stockholders.

“Permitted Other Debt Conditions” means that such applicable Indebtedness (i) if secured, may not be secured by any assets other than Collateral, (ii) if guaranteed, may not be guaranteed by any Person which is not a Loan Party; provided that if any such Indebtedness is not in the form of a loan that is pari passu in right of payment and security with the Initial Term Loans, such Indebtedness shall be documented pursuant to separate documentation from this Agreement and such Indebtedness shall be subject to an Intercreditor Agreement, and (iii) except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Maturity Date, any such Indebtedness will have a final maturity no earlier than the Maturity Date and the Weighted Average Life to Maturity of any such Indebtedness shall not be shorter than the then remaining Weighted Average Life to Maturity of the Initial Term Loans (determined without giving effect to any prepayments).

“Permitted Refinancing” means, with respect to any Person, the modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt plus an amount equal to any existing unused commitments thereunder except by an amount equal to unpaid accrued interest, fees and premium thereon plus other amounts owing with respect to such Refinanced Debt, and fees and expenses incurred (including OID, upfront fees and similar items) in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b), Section 7.03(e) or Section 7.03(g), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) to the extent Refinanced Debt is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, restructuring, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt, (d) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person(s) who are the obligor(s) of the Refinanced Debt, (e) if the Refinanced Debt was subject to an intercreditor agreement, the holders of such Refinancing Debt (if such Indebtedness is secured) or their representative on their behalf shall become party to such intercreditor agreement (or a replacement thereof on substantially similar terms or otherwise reasonably acceptable to the Administrative Agent), (f) to the extent such Indebtedness is (i) unsecured, any such Permitted Refinancing shall be secured by no assets and (ii) secured, any such Permitted Refinancing shall be secured by no assets that did not secure the Refinanced Debt (except to the extent of after-acquired assets or proceeds of assets that would have secured such Refinancing Debt), and, if applicable, will be secured with no greater rights or priority, vis-a-vis the Obligations than such Refinancing Debt, pursuant to intercreditor documentation reasonably satisfactory to the Administrative Agent and (g) if the Refinanced Debt was incurred after the Closing Date, and the incurrence thereof was subject to the Permitted Other Debt Conditions (or a subset thereof), or other restrictions on its terms imposed by this Agreement (excluding limitations on the principal amount thereof or imposing any financial ratio test thereon), the terms of the Refinancing Debt shall comply with the same restrictions (or subset thereof), provided that (x) any such restriction requiring the approval or satisfaction of the Administrative Agent shall be deemed met if the relevant terms of the Refinancing Debt are, when taken as a whole, substantially the same as, or no less favorable to the obligors and guarantors thereof than, the corresponding terms, taken as a whole, of the Refinanced Debt, and (y) a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least ten (10) Business Days (or such lesser period agreed to by the Administrative Agent) prior to the incurrence of the Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of the Refinancing Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (h) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within ten (10) Business Days after it receives such certificate that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Permitted Second Priority Debt” shall mean Permitted Second Priority Incremental Debt.

“Permitted Second Priority Incremental Debt” shall mean secured Indebtedness incurred by any Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and (ii) and an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement as a “Second Priority Representative” thereunder.

“Permitted SPAC Agreement” means that certain Business Combination Agreement dated as of January 5, 2020 by and among the Borrower, Nebula Acquisition Corp., BRP Hold 11, Inc., Nebula Parent Corp, NBLA Merger Sub LLC, NBLA Merger Sub Corp., the Security Holder Representative (as defined therein) and the other parties listed on the signature pages thereto (together with all schedules, exhibits and annexes thereto).

“Permitted SPAC Transaction” means the consummation of the “Transactions” (as defined in the Permitted SPAC Agreement) and the other transactions contemplated by the Permitted SPAC Transaction Documents so long as: (a) the Total Net Leverage Ratio is equal to or less than 4.50:1.00, calculated on a Pro Forma Basis after giving effect to such transactions and any related transactions, (b) no Specified Default exists immediately prior to or after giving effect to such transactions and (c) the Administrative Agent shall have received, at least 3 Business Days prior to the consummation of such transaction, all documentation and other information required by regulatory authorities under applicable under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, with respect to the Loan Parties in each case to the extent requested by the Administrative Agent in writing at least 10 calendar days prior to the proposed closing date.

“Permitted SPAC Transaction Documents” means the “Transaction Documents” (as defined in the Permitted SPAC Agreement), including all schedules, exhibits and annexes thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Multiemployer Plan, sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Prime Rate” means the prime commercial rate of interest per annum last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent) as its “prime rate”.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or ratio hereunder, that (i) such test or ratio shall be calculated based on Consolidated EBITDA for the most recent Test Period for all purposes of such test or ratio (including the calculation of Consolidated EBITDA for such Test Period) and (ii) all Specified Transactions and the following transactions in connection therewith that have occurred after such Test Period or will occur in connection with the transactions for which such test or ratio is calculated, shall be deemed to have occurred as of the first day of such Test Period: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (without giving effect to the netting of any cash proceeds of such Indebtedness) and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided further, that in determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.11, the events that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(a)(i).

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time.

“Projections” has the meaning set forth in Section 6.01(c).

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by the Borrower or any direct or indirect parent company of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(iv)(D)(3).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” means, with respect to any proposed Permitted Refinancing, Indebtedness that is modified, refinanced, refunded, renewed, restructured, replaced or extended pursuant to such Permitted Refinancing.

“Refinancing Debt” means, with respect to any Person, Indebtedness of such Person resulting from a Permitted Refinancing of Indebtedness of such Person.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans, a Committed Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.

“Required Facility Lenders” mean, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents (i) of the Loan Parties and their Restricted Subsidiaries that is subject to any Lien, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(q), clauses (i) and (ii) of Section 7.01(s), Section 7.01(cc) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and Section 7.01(ee) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and (ii) prior to the earlier of the Permitted Change of Control Effective Date or payment of the Dividend, that constitutes proceeds of the Initial Term Loans or proceeds of Incremental Term Loans incurred in reliance on the Additional Incremental Basket.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of a Loan Party other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank and designated by the Borrower and the Hedge Bank in writing to the Administrative Agent as a “Secured Hedge Agreement.”.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit F, dated as of the Closing Date, among the Borrower, certain subsidiaries of the Borrower and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Secured Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Senior Secured Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Default” means an Event of Default under Section 8.01(a) or (f).

“Specified Representations” means those representations and warranties made by the Loan Parties in Sections 5.01(a) and 5.01(b)(ii) (in each case to the extent made with respect to the Borrower), 5.02(a), 5.02(b)(i), 5.02(b)(iii) (except to the extent such conflict has not resulted in a Material Adverse Effect), 5.04, 5.13, 5.17, 5.18, 5.19 and 5.20 (subject to the proviso at the end of Section 4.01(a)), it being understood that each reference to “Material Adverse Effect” in this definition and in such Sections shall be understood for this purpose to refer to the corresponding term in the main transaction agreement governing the related Permitted Acquisition.

“Specified Transaction” means, any Investment, Disposition, incurrence or repayment of Indebtedness (excluding revolving Indebtedness incurred for working capital purposes), Restricted Payment, Permitted SPAC Transaction and Subsidiary designation.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which (i) a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than a Guarantor that is a Parent Company.

“Supplemental Agent(s)” has the meaning set forth in Section 9.13(a).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means UBS Securities LLC, in its capacity as syndication agent under any of the Loan Documents.

“Tax Group” has the meaning set forth in Section 7.06(g)(iii).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) [reserved] or (iv) an Extension.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loans” means any Initial Term Loan, Incremental Term Loan, or Extended Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(a).

“Term Loan Extension Series” has the meaning provided in Section 2.16(a).

“Term Loan Increase” has the meaning provided in Section 2.14(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower owed to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, as of any date of determination, the most recently ended period of four consecutive fiscal quarters of the Borrower in respect of which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or (b), as applicable; provided that, prior to the first date that financial statements or are required to have been delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2019.

“Threshold Amount” means $15,000,000.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Total Outstandings” means the aggregate outstanding principal amount of all Loans.

“TRA” means that certain tax receivable agreement in substantially the form attached as Exhibit F to the Permitted SPAC Agreement, with any modifications thereto that are not adverse in any material respect to the Lenders.

“Transaction Expenses” means any fees or expenses incurred or paid by the Loan Parties or any of their Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions and any original issue discount or upfront fees), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Closing Date Transactions, (b) the making of Investor Loans, (c) the payment of the Dividend, and (d) the payment of Transaction Expenses.

“Transferred Guarantor” has the meaning set forth in Section 11.10.

“Treasury Services Agreement” means any agreement between any Loan Party or any Subsidiary and any Hedge Bank relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2019 and related consolidated statements of income, members’ equity and cash flows of the Borrower and its Subsidiaries for the year to date period ended December 31, 2019.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits J-1, J-2, J-3 and J-4 hereto, as applicable.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Borrower.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals or another Person to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 and 4205 of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) If any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets set forth in Article VII or any definition used therein such action or transaction may be consummated in reliance on any one or more of such exceptions, thresholds and baskets as the Borrower may determine in its sole discretion (provided, however, that actions or transactions consummated in reliance on a fixed basket may not be reclassified subsequently as taken under an incurrence basket).

(i) If one or more fixed exceptions, thresholds or baskets (“fixed baskets”) are intended to be utilized together with any incurrence-based exception (“incurrence baskets”) in any action or transaction, (i) compliance with or satisfaction of any applicable financial ratios or tests for such action or transaction (or any portion thereof) to be consummated under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets, but giving full Pro Forma Effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such action or transaction to be consummated under any fixed baskets shall be calculated.

(j) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), including a statutory division pursuant to Section 18-217 of the Delaware Limited Liability Company Act: (i) if any asset or property of any Person becomes the asset or property of one or more different Persons, then such asset or property shall be deemed to have been disposed of from the original Person to the subsequent Person(s) on the date such division becomes effective, (ii) if any obligation or liability of any Person becomes the obligation or liability of one or more different Person(s), then the original Person shall be deemed to have been automatically released from such obligation or liability and such obligation or liability shall be deemed to have been assumed by the subsequent Person(s), in each case, on the date such division becomes effective, and (iii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests on the date such division becomes effective.

SECTION 1.03 Accounting Terms; Pro Forma Calculations.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio and Consolidated EBITDA, as applicable, shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04 Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual documents shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Certain Calculations.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

SECTION 1.09 Cashless Rolls.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans and/or Commitments with Incremental Loans, Extended Term Loans, or loans and/or commitments incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

SECTION 1.10 Limited Condition Transactions.

For purposes of (i) determining compliance with any provision of the Loan Document that requires the calculation of the First Lien Net Leverage Ratio, Total Net Leverage Ratio or other ratio-based tests, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Loan Documents, in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clauses (b) or (c) of the definition of a Limited Condition Transaction, delivery of irrevocable notice or similar event or solely in the case of a Permitted SPAC Transaction, the date of this Agreement) (such date, the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower or its Restricted Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such provision, such provision shall be deemed to have been complied with. Following an LCT Election, the Borrower may redesignate the last day of any Test Period ending after the initial LCT Test Date and prior to the consummation of the applicable Limited Condition Transaction as the LCT Test Date.

If the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated.

In connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or Specified Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Default, as applicable, exists on the LCT Test Date. In connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires the bring down of representations and warranties (or Specified Representations and warranties), such condition shall, at the option of the Borrower, be deemed satisfied, so long as representations and warranties (or Specified Representations and warranties) were true and correct in all material respects as of the LCT Test Date. For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.10, and any Default, Event of Default or Specified Default or inaccuracy of any representation or warranty occurs following the LCT Test Date and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or Specified Default or inaccuracy of representations or warranties shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01 The Loans.

(a) The Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower on the Closing Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. The Initial Term Commitments will terminate at 5:00 p.m., New York City Time, on the Closing Date, if the Initial Term Loans have not been made prior to such time.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. New York City time (i) three (3) Business Days (or such shorter period as is permitted by the Administrative Agent in its sole discretion) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans (provided such date is a Business Day); provided that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of initial Term Loans. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000, in excess thereof. Except as provided in Section 2.14(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice shall be signed by a Responsible Officer of the Borrower and shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. New York City time on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 Reserved.

SECTION 2.04 Reserved.

SECTION 2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (subject to Section 2.05(c)); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share of such prepayment as provided for under this Agreement.

(i) [Reserved].

(ii) Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment was conditioned on an event or transaction, which event or transaction shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.07(a) as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements pursuant to Section 6.01(a) and the related Compliance Certificate pursuant to Section 6.02(a) are required to have been delivered (commencing with the fiscal year ending December 31, 2021), the Borrower shall cause to be offered to be prepaid (the date such prepayment is made, the “Excess Cash Flow Prepayment Date”) in accordance with clause (ix) below, an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (including the aggregate principal amount of Term Loans prepaid pursuant to Section 2.05(a)(iv) during such time up to the actual cash purchase price thereof), and (2) all voluntary prepayments of revolving loans constituting Permitted First Priority Debt during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the commitments in respect of such revolving loans constituting Permitted First Priority Debt are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent not financed with proceeds of long-term Indebtedness and without duplication of any such deduction from Excess Cash Flow or any prepayment amount required under this clause (b) in any prior period; provided, that, notwithstanding the foregoing, prepayments of Term Loans under this Section 2.05(b)(i) shall be required only to the extent the amount calculated above, after giving effect to the deductions described in clause (B) above, is greater than $2,500,000 (with only such excess amount being subject to prepayment under this Section 2.05(b)(i)).

(ii) If (x) any Loan Party or Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (j), (k), (m) or (o)) or (y) any Casualty Event occurs, which results in the receipt by any Loan Party of Net Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (ix) below, on or prior to the date which is five (5) Business Days after the date of the receipt by such Loan Party of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted First Priority Debt (or any Permitted Refinancing thereof) pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Disposition or Casualty Event (such Permitted First Priority Debt that is secured on a pari passu basis with the Liens securing the Obligations (or any Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds, subject to clause (ix) below, on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further that (A) the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with clause (ix) and the other terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) [Reserved].

(iv) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 (excluding Section 7.03(t)), the Borrower shall cause to be offered to be prepaid in accordance with clause (ix) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on the date of receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(v) [Reserved].

(vi) Except with respect to Loans incurred in connection with any Term Loan Extension Request or any Incremental Amendment (which may be prepaid on less than a pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that (i) [reserved], and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iv) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07(a) in direct order of maturity (or as otherwise determined by the Borrower); and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) Application and Opt-out of Prepayment. Upon receipt of notice of an offer of prepayment pursuant to Section 2.05(b)(vii), the Administrative Agent shall provide notice of such offer of prepayment to each Lender of Term Loans. Each Term Lender will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in the following sentence. The Borrower will make all such prepayments not so refused on the required date of prepayment and any prepayment refused by Term Lenders (such refused amounts, the “Declined Proceeds”) may, subject to any applicable mandatory prepayment provisions under any Permitted Second Priority Debt, be retained by the Borrower and increase the Cumulative Credit.

(x) In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(ix), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(xi) Foreign Subsidiary Excess Cash Flow. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that the repatriation to the United States of any Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents, an amount equal to the portion of such Foreign Subsidiary Excess Cash Flow that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States (the Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Foreign Subsidiary Excess Cash Flow will otherwise be subject to repayment under this Section 2.05), and once such repatriation of any of such affected Foreign Subsidiary Excess Cash Flow is permissible under the applicable local law or applicable material constituent documents (even if such cash is actually not repatriated), an amount equal to the amount of the Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of an amount equal to the additional taxes (or tax distributions) of the Borrower, its Subsidiaries and the direct and indirect holders of Equity Interests in the Borrower that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any Foreign Subsidiary Excess Cash Flow would have material adverse tax consequences, an amount equal to such Foreign Subsidiary Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.05 until such time as such amount may be upstreamed or transferred without incurring such material adverse tax consequences; provided that in the case of each of clauses (i) and (ii), such nonpayment prior to the time such amounts must be repatriated shall not constitute an Event of Default; provided, further, that (A) for purposes of this Section 2.05, Excess Cash Flow shall be deemed allocable to each Foreign Subsidiary, with respect to any period, in an amount equal to (i) the Consolidated EBITDA of such Foreign Subsidiary for such period, divided by (ii) the Consolidated EBITDA of the Loan Parties and the Restricted Subsidiaries for such period (it being understood and agreed for the avoidance of doubt that such allocation shall exclude any reduction from interest and principal payments in respect of the Obligations), (B) (1) the Loan Parties and the Restricted Subsidiaries shall be entitled to reduce Excess Cash Flow owed to the Lenders pursuant to Section 2.05(b)(i) in respect of any Excess Cash Flow Period by the aggregate amount of Excess Cash Flow attributable to Foreign Subsidiaries subject to the limitations and restrictions described above in this Section 2.05(b)(xi) for such Excess Cash Flow Period and (C) the amount of any Foreign Subsidiary Excess Cash Flow not repatriated pursuant to this clause (xi) shall not be included in, or increase, the Cumulative Credit.

(xii) Foreign Dispositions. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that the repatriation to the United States of any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Casualty Event”) would be (x) prohibited or delayed by applicable local Law or (y) restricted by applicable material constituent documents, an amount equal to the Net Proceeds that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local Law or applicable material constituent documents would not otherwise permit repatriation to the United States (the Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds of any Foreign Disposition or Foreign Casualty Event will otherwise be subject to repayment under this Section 2.05), and once such repatriation of any of such affected Net Proceeds of any Foreign Disposition or Foreign Casualty Event is permissible under the applicable local Law or applicable material constituent documents (even if such cash is actually not repatriated), an amount equal to the amount of the Net Proceeds that could be repatriated will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of an amount equal to the additional taxes of the Borrower, its Subsidiaries and the direct and indirect holders of Equity Interests in the Loan Parties that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.05, and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Casualty Event would have material adverse tax cost consequences with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 2.05 until such time as such amount can be upstreamed or transferred without incurring such material adverse tax cost consequence; provided that in the case of each of clauses (i) and (ii), such nonpayment prior to the time such amounts must be repatriated shall not constitute an Event of Default. For the avoidance of doubt, nothing in this Section 2.05 shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).

(c) Prepayment Premium. Each repayment or prepayment of Term Loans shall be made without premium or penalty except that, in the event that, prior to the date that is two (2) years after the Closing Date, the Borrower makes (i) any optional prepayment of Initial Term Loans pursuant to Section 2.05(a), (ii) any mandatory prepayment of Initial Term Loans pursuant to Section 2.05(b)(iv), or (iii) any repayment or prepayment as a result of the acceleration of the Term Loans after the occurrence of an Event of Default, then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Loan Lenders, a prepayment premium in an amount equal to either (1) if a Permitted SPAC Transaction has occurred or will occur substantially concurrently with such repayment or prepayment, (x) if the applicable repayment or prepayment is made after the Closing Date and prior to the first anniversary of the Closing Date, 1.00% of the aggregate principal amount of the Initial Term Loans being so repaid or prepaid or (y) if the applicable repayment or prepayment is made on or after the first anniversary of the Closing Date, 0.00% of the aggregate principal amount of the Initial Term Loans being so repaid or prepaid or (2) if a Permitted SPAC Transaction has not occurred and will not occur substantially concurrently with such repayment or prepayment, (x) if the applicable repayment or prepayment is made after the Closing Date and prior to the first anniversary of the Closing Date, 2.00% of the aggregate principal amount of the Initial Term Loans being so repaid or prepaid, (y) if the applicable prepayment is made on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 1.00% of the aggregate principal amount of the Initial Term Loans being so repaid or prepaid, or (z) if the applicable prepayment is made on or after the second anniversary of the Closing Date, 0.00% of the aggregate principal amount of the Initial Term Loans being so repaid or prepaid. Any prepayment premium payable in accordance herewith shall be presumed to be equal to the liquidated damages sustained by the Lenders as a result of the applicable repayment or prepayment event, and the Loan Parties agree that it is reasonable under the circumstances, the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, and a material inducement to the Lenders to make the Initial Term Loans.

SECTION 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent, in the case of Eurocurrency Rate Loans, three (3) Business Days prior to or, in the case of Base Rate Loans, on the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $500,000, as applicable, or any whole multiple of $250,000, in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from an event or transaction, which event or transaction shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans to be made by it on the Closing Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate principal amount equal to (x) if a Permitted SPAC Transaction has occurred as of such date, $1,062,500 of the Initial Term

Loans for each such date ending on or prior to March 31, 2021, $1,275,000 of the Initial Term Loans for each such date ending on or after June 30, 2021 and on or prior to March 31, 2023 and $2,125,000 of the Initial Term Loans for each such date ending on or after June 30, 2023 or (y) if a Permitted SPAC Transaction has not occurred as of such date, $1,062,500 of the Initial Term Loans for each such date ending on or prior to March 31, 2021, $1,487,500 of the Initial Term Loans for each such date ending on or after June 30, 2021 and on or prior to March 31, 2022 and $2,125,000 of the Initial Term Loans for each such date ending on or after June 30, 2022 and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 or be increased as a result of any increase in the amount of Initial Term Loans in connection with the making of any Incremental Term Loans pursuant to Section 2.14. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of an Event of Default, the Borrower shall pay interest on past due principal and interest owing by it hereunder at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees.

(a) Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b) Closing Fees. The Borrower shall pay on the Closing Date to each Lender party to this Agreement on the Closing Date such fees as shall have been separately agreed upon in writing in the amounts so specified (the “Closing Fee”). Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Closing Fee on the Initial Term Loan, shall be netted against Initial Term Loans made by such Lender.

SECTION 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a), and by each Lender in its account or accounts pursuant to Sections 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. New York City time shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect plus any reasonable administrative, processing or similar fees outstanding charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect plus any reasonable administrative, processing or similar fees outstanding charged by such Lender in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Incremental Amendment or Extension Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Total Outstandings at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14 Incremental Credit Extensions.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent, request (an “Incremental Loan Request”) (i) one or more additional tranches of term loans (the “Incremental Term Loans”), which may be of the same Facility as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Incremental Term Facilities”) and/or (ii) the establishment of one or more revolving credit commitments or one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase” and, collectively with any such new revolving credit commitments, the “Incremental Revolving Credit Commitments”; the Incremental Revolving Credit Commitments, collectively with any Incremental Term Facilities, the “Incremental Facilities”), in each case incurred by a Loan Party; provided, however:

(i) each Incremental Term Facility shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in increments of $1,000,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in increments of $1,000,000 in excess thereof (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence);

(ii) the aggregate principal amount of Incremental Revolving Credit Commitments shall not exceed $25,000,000 at any time;

(iii) the aggregate principal amount of all Incremental Facilities shall not exceed the Incremental Cap; and

(iv) the proceeds of any Incremental Term Facility incurred pursuant to the Incremental Dollar Basket shall not be used to make Restricted Payments in connection with any Permitted SPAC Transaction.

(b) Incremental Loans. Any Incremental Commitments effected through the establishment of one or more revolving credit commitments or new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Facilities of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Facility of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Facility of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Credit

Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Credit Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Commitments to such Additional Lender, and (ii) Affiliated Lenders may not become Incremental Lenders; provided further that, other than with respect to Incremental Term Loans incurred in reliance on the Additional Incremental Basket, each Closing Date Lender shall be offered the right to participate in any requested commitment for an Incremental Loan in an amount equal to such Closing Date Lender’s then existing Pro Rata Share of the Initial Term Loans. If any Closing Date Lender fails to deliver a written commitment for any requested Incremental Loan within ten (10) Business Days after such Closing Date Lender’s receipt of notice thereof from Borrower or Administrative Agent, then such Closing Date Lender shall be deemed to have waived its right to provide any of the requested Incremental Loans and the Borrower will promptly notify the Closing Date Lenders that have exercised their right to provide Incremental Loans pursuant to the preceding sentence. Following such notice, each such Closing Date Lender will have the right to provide a commitment with respect to all of such remaining Incremental Loans (and in the case of more than one such Closing Date Lender, such remaining Incremental Loans shall be allocated ratably among such Closing Date Lenders in accordance with their then existing Pro Rata Share of the Initial Term Loans). If any Closing Date Lender fails to deliver a written commitment for any such remaining Incremental Loan within five (5) Business Days after such Closing Date Lender’s receipt of notice thereof from Borrower or Administrative Agent, then such Closing Date Lender shall be deemed to have waived its right to provide any of such remaining Incremental Loan and, instead, Borrower may seek commitments for any such remaining Incremental Loans from other Persons in accordance with this paragraph.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) any such Incremental Term Facility may provide for the ability to participate (i) on a pro rata basis or non-pro rata basis in any voluntary prepayments of the Term Loans and (ii) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with Refinancing Debt) in any mandatory prepayments of the Term Loans;

(ii) no Event of Default exists immediately prior to or after giving effect to such loans or notes; provided that if the proceeds of such Incremental Facility are intended to be applied to finance a Limited Condition Transaction, (i) at the option of the Borrower, the date of determination for compliance with this clause shall be an LCT Test Date and (ii) no Specified Default shall exist immediately prior to or after giving effect to such Indebtedness;

(iii) no Lender shall be required to participate in any Incremental Facility without its consent;

(iv) any such Incremental Revolving Facility shall either (i) in the case of the initial Incremental Revolving Facility, be on terms and conditions reasonably satisfactory to the Administrative Agent, (ii) be subject to the same terms and conditions as any existing Incremental Revolving Facility (and be deemed added to, and made a part of, such existing Incremental Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Incremental Revolving Facility being increased for all lenders under such Incremental Revolving Facility, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing revolving lenders) or (iii) mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the maturity of the initial Incremental Revolving Facility and all other material terms (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions and immaterial terms, which shall be determined by the Borrower) shall (x) be substantially identical to the initial Incremental Revolving Facility, (y) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto), or (z) be reasonably satisfactory to the Administrative Agent (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of the existing Incremental Revolving Facility or (2) only applicable after the maturity of the initial Incremental Revolving Facility);

(v) the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that solely in the case of any Incremental Term Facility incurred on or prior to the date that is ninety (90) days following the Closing Date in reliance on the Additional Incremental Basket, if the All-In Yield applicable to any such Incremental Term Facility determined as of the initial funding date for such Incremental Term Facility is higher than the corresponding All-In Yield applicable to the Initial Term Loans, then the interest rate margin for the Initial Term Loans shall be increased by an amount equal to the difference between the All-In Yield with respect to such Incremental Term Facility incurred in reliance on the Additional Incremental Basket and the corresponding All-in Yield on the Initial Term Loans; provided further that in the case of any other Incremental Term Facility that is pari passu in right of payment with the Initial Term Loans and secured by all or a portion of the Collateral on a pari passu basis with the Initial Term Loans, if the All-In Yield applicable to any such Incremental Term Facility determined as of the initial funding date for such Incremental Term Facility is more than 0.50% (the “MFN Differential”) higher than the corresponding All-In Yield applicable to the Initial Term Loans, then the interest rate margin for the Initial Term Loans shall be increased by an amount equal to the difference between the All-In Yield with respect to such Incremental Term Facility and the corresponding All-in Yield on the Initial Term Loans, minus the MFN Differential; provided that, if the Incremental Term Facility includes an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans and such floor is greater than the Eurocurrency Rate for a 3-month Interest Period at such time, such excess amount (above the greater of such floor and such Eurocurrency Rate) shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not, unless the Borrower otherwise elects in its sole discretion, the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such excess (this clause (v), the “MFN Provision”);

(vi) (a) the Incremental Loans shall rank pari passu or junior in right of payment and/or security with the Term Loans or may be unsecured (and to the extent secured and/or subordinated in right of payment or security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent), (b) such Incremental Loans shall satisfy the Permitted Other Debt Conditions, (c) any Incremental Term Loans that are pari passu in right of payment and pari passu with respect to security shall share ratably in any prepayments of all then existing Term Loans (and all other then-existing additional Term Loans requiring ratable prepayment), unless the Borrower and the lenders in respect of such Incremental Term Loans elect lesser payments, and (d) any Incremental Term Loans shall contain mandatory prepayment terms (other than premium amounts) no more favorable to the Lenders thereunder than the existing Term Loans; and

(vii) except as otherwise set forth above in this Section 2.14, all other terms of any such Incremental Term Facility, if not consistent with the terms of the existing Term Loans, will be as agreed between the Borrower and the lenders providing such Incremental Term Facility.

(e) Incremental Amendment. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, including, for the avoidance of doubt, any amendments necessary or appropriate to effect and incorporate the terms of any initial Incremental Revolving Facility. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15 [Reserved].

SECTION 2.16 Extension of Term Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension

Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date and except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders, subject to the foregoing), except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Default or Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then-existing Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000.

(b) [Reserved].

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior (or such lesser period agreed to by the Administrative Agent) to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche, as applicable, which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans, subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender, providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to any Loan Document shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent or Collateral Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing or would result therefrom), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause any existing Incremental Revolving Credit Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(ii)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor, the Administrative Agent or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), such Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such withholdings or deductions, (C) the applicable withholding agent shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or recording Taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to Tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment, or the designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising solely out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from assignment that is requested or required in writing by the Borrower under Section 3.07 (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower and each Guarantor agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Agent or such Lender or required to be withheld or deducted from a payment to such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (or by an Agent on behalf of such Lender) shall be conclusive absent manifest error.

(d)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(ii)(A), (ii)(B) and (ii)(D) of this Section 3.01) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the foregoing, in the event that the Borrower is a United States person (as defined in Section 7701(a)(30) of the Code):

(A) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two executed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(B) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan document, two executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W- 8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) two executed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) an appropriate United States Tax Compliance Certificate and (b) two executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form), or

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a Participating Lender), two executed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, an appropriate United States Tax Compliance Certificate, Form W-9 and/or any other required information from each beneficial owner, as applicable (provided that, if the Foreign Lender is a partnership, and one or more beneficial partners of such Foreign Lender are claiming the portfolio interest exemption, the appropriate United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable withholding agent, at the time or times prescribed by law and at such time or times reasonably requested by the applicable withholding agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable withholding agent as may be necessary for the applicable withholding agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) On or before the date it becomes a party to this Agreement, any Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower two (2) duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Agent is exempt from U.S. federal backup withholding. Any Agent, and any successor or supplemental Agent, that is not a United States person (as defined in Section 7701(a)(30) of the Code), shall deliver to the Borrower (i) two (2)

duly completed copies of IRS Form W-8IMY with respect to any amounts payable under any Loan Document to the Agent for the account of others certifying that it is a “U.S. branch” and that the payments are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)) and (ii) two duly completed copies of IRS Form W-8ECI with respect to any amounts payable to the Agent for its own account.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) If any Lender or Agent receives a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or such Guarantor (but only to the extent of indemnification or additional amounts paid by the Borrower or such Guarantor under this Section 3.01 with respect to Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund, net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower or such Guarantor, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(g) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, in each case after the Closing Date, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03 Inability to Determine Rates.

(a) If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) In the event the Eurocurrency Rate shall no longer be used for determining interest rates for Loans of this type, then the Administrative Agent and the Borrower shall negotiate in good faith to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged loans of this type, and shall enter into an amendment to reflect such alternate rate of interest and any related mechanical adjustments. Such amendment shall become effective without any further action or consent by any Lender so long as the Administrative Agent shall not have received within five (5) Business Days a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes described in clauses (a)(i) through (a)(v) of the definition of Indemnified Taxes or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender of a payment hereunder, then from time to time within thirty (30) days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Public Law 111-203 and all regulations, rules or directives thereunder or issued in connection therewith and (y) Basel III and all regulations, rules or directives thereunder or issued in connection therewith, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender certifies to the Borrower that, at that time, it is the general policy or practice of such Lender to impose such charges under other syndicated credit facilities involving similarly situated borrowers to which such Lender is a party.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or such Lender’s holding company as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender (or such Lender’s holding company) such additional amounts as will compensate such Lender for such reduction within thirty (30) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Eurocurrency Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least thirty (30) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice thirty (30) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable thirty (30) days from receipt of such notice.

(d) Subject to Section 3.06, failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, in reasonable detail shall be conclusive absent such manifest error.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05 Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan otherwise required to be made hereunder) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower calculating in reasonable detail the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim and delivers the certificate required by Section 3.06(a); provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

SECTION 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall promptly (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning

Lender concurrently with such Assignment and Assumption (provided that Obligations other than with respect to the principal of such Loans may be paid by the Borrower) and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender subject to replacement does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender.

(c) If any Loans or Commitments of any Lender are terminated pursuant to Section 3.07(a), such Lender shall deliver any Notes evidencing such Loans or Commitments to the Borrower or Administrative Agent. The Borrower shall pay in full all Obligations then due and owing to such Lender relating to the Loans and Commitments being terminated concurrently with such termination.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders or all Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) For the avoidance of doubt, payment of any amounts owing to a Non-Consenting Lender under Section 2.05(a) and (c) shall be a condition to replacing or terminating such Lender under this Section 3.07.

SECTION 3.08 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder or under any other Loan Document.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Initial Credit Extension.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other electronic method (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement;

(iii) each Collateral Document set forth on Schedule 1.01C required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with evidence that all other actions, recordings and filings required by the Collateral Documents that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (including, without limitation, the delivery of appropriate Uniform Commercial Code financing statements) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and certificates of good standing (to the extent such concept exists) from such applicable Secretary of State, (ii) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the Organization Documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (ii) above;

(v) an opinion from (i) Goodwin Procter LLP, New York counsel to the Loan Parties and (ii) Katten Muchin Rosenman LLP, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, and the Lenders party hereto as of the Closing Date, and (C) covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request;

(vi) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower, certifying as to the solvency of the Borrower and the Subsidiaries on a consolidated basis (after giving effect to the Closing Date Transactions) substantially in the form attached hereto as Exhibit D-2;

(vii) a Perfection Certificate with respect to the Loan Parties dated as of the Closing Date and duly executed by a Responsible Officer of the Borrower;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(d) and 4.02(i) and (ii); and

(ix) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(b) All fees and expenses due to the Administrative Agent, the Lead Arranger, and the Lenders required to be paid on the Closing Date and (in the case of expenses) invoiced at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities, including fees pursuant to the Fee Letter.

(c) Substantially concurrently with the initial Borrowing on the Closing Date, the Closing Date Refinancing shall be consummated.

(d) Since December 31, 2018, there shall not have been a Material Adverse Effect.

(e) The Administrative Agent shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(f) The Administrative Agent shall have received, at least 3 Business Days prior to the Closing Date, a Beneficial Ownership Certification and all documentation and other information required by regulatory authorities under applicable under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case to the extent requested by the Administrative Agent in writing at least 10 calendar days prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans and other than a Request for Credit Extension for an Incremental Loan which instead shall be governed by Section 2.14(d)) is subject to the following conditions precedent (each such event being called a “Credit Event”):

(i) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as so qualified).

(ii) At the time of and immediately after such Credit Event, no Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(i) and (ii) (or, in the case of a Request for Credit Extension for an Incremental Loan, the conditions specified in Section 2.14(d)) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each Loan Party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension (to the extent required to be true and correct as a condition to such Credit Extension) and on each other date that the representations and warranties in this Article V are required to be made pursuant to this Agreement or any other Loan Document, that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) (i) has all requisite power and authority to own or lease its assets and carry on its business as currently conducted and (ii), in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in the case of clauses (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) or (e) hereof, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Closing Date Transactions, (a) are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equityholder action, and (b) do not (i) contravene the terms of any of such Loan Party’s Organization Documents or (ii) violate (x) any material Law or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; except with respect to any violation referred to in clause (ii), to the extent that such violation, conflict, breach, or contravention would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the

Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended December 31, 2019, prepared after giving effect to the Closing Date Transactions as if the Closing Date Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2019.

(ii) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(iii) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and the absence of footnotes and subject to such adjustments as would be made in connection with the audit of financial statements for the relevant period.

(b) The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of assumptions which were believed by the Borrower to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation.

There are no investigations, actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of their properties or revenues that have a reasonable likelihood of adverse determination and such determination, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Use of Proceeds.

The Borrower will use the proceeds of the Loans only for the purposes permitted pursuant to Section 6.21.

SECTION 5.08 Title to Properties; Possession Under Leases; Liens.

(a) Each Loan Party and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Schedule 5.08(b) contain a true and complete list of each Material Real Property owned by the Borrower and the Subsidiaries.

SECTION 5.09 Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Loan Parties and their Restricted Subsidiaries and their respective properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties and their Restricted Subsidiaries;

(b) no Loan Party has received any written notice that alleges it is in violation of or potentially liable under any Environmental Laws and no Loan Party nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law or to revoke or modify any Environmental Permit held by the Loan Parties;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned or leased by any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or any Restricted Subsidiary or arising out of the conduct of any Loan Party or any Restricted Subsidiary that would reasonably be expected to require investigation, remedial activity, corrective action or cleanup or would reasonably be expected to result in any Loan Party or any Restricted Subsidiary incurring any liability under Environmental Laws; and

(d) there are no facts, circumstances or conditions arising out of or relating to the operations of any Loan Party or any Restricted Subsidiary or Real Property or facilities owned or leased by any Loan Party or any Restricted Subsidiary or to the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by any Loan Party or its Restricted Subsidiaries, in each case, that would reasonably be expected to result in any Loan Party incurring any liability under Environmental Laws.

SECTION 5.10 Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary has filed all Federal, state, local and foreign tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 Employee Benefit Plans.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made, or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses (i)—(iv) of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Pension Plans (for each Pension Plan, determined as of the date of the most recent actuarial valuation for such Pension Plan and based on the assumptions used in such actuarial valuation for such Plan) would not reasonably be expected to result in a Material Adverse Effect.

(d) The Pension Plans of any Loan Party and any ERISA Affiliate are funded to the extent required by the terms of each Pension Plan, if any, and by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant pension scheme is maintained, and neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) No Foreign Benefit Event has occurred or is reasonably expected to occur that, when taken together with all other such Foreign Benefit Events, would reasonably be expected to result in a Material Adverse Effect. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans by an amount that would reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12 Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Closing Date Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and, to the extent applicable, non-assessable and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Sections 1(a) of, and Schedule 5 to, the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrower and any other Guarantor in each material wholly owned Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party or any of its Restricted Subsidiaries is engaged nor will any Loan Party or any of its Restricted Subsidiaries engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates Regulation T, Regulation U or Regulation X.

(b) No Loan Party, any Person Controlling a Loan Party, or any of their Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.14 Disclosure.

As of the Closing Date, (a) the Confidential Information Memorandum and (b) all reports, financial statements, certificates, exhibits, schedules or other written information furnished by or on behalf of any Loan Party by its representatives (other than projected financial information, pro forma financial information, financial estimates, budgets, forward-looking statements and information of a general economic or industry nature) to any Agent in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, materially misleading. It is understood and agreed that all projected financial information, pro forma financial information, financial estimates, and budgets furnished by or on behalf of any Loan Party to any Agent or Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, including the Pro Forma Financial Statements (as modified or supplemented by other information so furnished) are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular rejections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results.

SECTION 5.15 Labor Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Loan Parties or any of its Restricted Subsidiaries, or for which any claim may be made against the Loan Parties or any Restricted Subsidiary, on account of wages and employee health and welfare insurance, have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.16 Intellectual Property; Licenses, Etc.

The Loan Parties and their Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or any of its Restricted Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedule 7 to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure of such registrations to be valid and in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.17 Solvency.

On the Closing Date, after giving effect to the Closing Date Transactions, the Loan Parties and their Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.18 Subordination of Junior Financing; First Lien Obligations.

The Obligations are (a) “First Lien Obligations”, “First Lien Incremental Equivalent Debt” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt”, “Senior Secured Financing” or “Designated Senior Debt” (or any comparable term) under, and as defined in, any Junior Financing Documentation. and (b) “Senior Obligations” or “Additional Senior Debt Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement.

SECTION 5.19 OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Department of the Treasury (31 C.F.R. Subtitle B, Chapter V, as amended from time to time) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(b) No Loan Party or Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any Subsidiary (i) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or (ii) is a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury on June 24, 2003, as updated from time to time, or the subject of the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) regulation or OFAC-administered directive. The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or in violation of any OFAC regulation or OFAC-administered directive.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.20 RESERVED.

SECTION 5.21 Security Documents.

(a) Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid, enforceable and perfected Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein subject to Debtor Relief Laws and by general principles of equity and the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and subject to no Liens other than Liens permitted by Section 7.01.

(b) Notwithstanding anything herein (including this Section 5.20) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements and contingent indemnity obligations not yet due) shall remain unpaid, then from and after the Closing Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.14, 6.15 and 6.16) cause each of its Restricted Subsidiaries to:

SECTION 6.01 Financial Statements.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) within 120 days after the end of each fiscal year, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ or members’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, in each case audited and accompanied by (i) a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing or that is otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification or exception resulting solely from or solely with respect to (x) an upcoming maturity of Indebtedness occurring within one year from the time such opinion is delivered, (y) any actual or projected inability to satisfy a financial maintenance covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) and (ii) a customary “management discussion and analysis” report;

(b) within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, and statements of stockholders’ or members’ equity for the current fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ or members’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes, and together with a customary “management discussion and analysis” report; provided that such financial statements need not reflect purchase accounting adjustments related the Transactions or any Specified Transaction permitted hereunder;

(c) Within 60 days after the start of each fiscal year, a consolidated budget for the then current fiscal year on a quarterly basis in a form customarily prepared by the Borrower (which, for the avoidance of doubt, shall be private side information) (collectively, the “Projections”); and

(d) concurrently with each set of consolidated financial information referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements; and

(e) prior to a Permitted Change of Control Event, upon request of the Administrative Agent, hold up to one telephonic meeting via conference call per fiscal year to review the Borrower’s consolidated financial results and financial condition for the most recently-ended prior fiscal year for which financial statements have been delivered, at a time mutually agreed between the Administrative Agent and the Borrower.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Borrower (or any direct or indirect parent company of the Borrower) or (B) the Borrower’s (or any direct or indirect parent of the Borrower), as applicable, Form 10-K or 10- Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by internally prepared reconciliation statements that show in reasonable detail any material differences between the consolidated information relating to such parent company, on the one hand, and the information relating to the Loan Parties and the Restricted Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm that is reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification or exception resulting solely from or solely with respect to (x) an upcoming maturity of Indebtedness occurring within one year from the time such opinion is delivered, (y) any actual or projected inability to satisfy a financial maintenance covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent company of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on Intralinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.02 Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) concurrently with the delivery (or required delivery) of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate, signed by a Responsible Officer of the Borrower;

(b) promptly after the reasonable request by as the Administrative Agent or any Lender through the Administrative Agent, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(c) promptly, such additional information regarding the operations, business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries as the Administrative Agent may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.02 or Section 6.03, no Loan Party nor any Restricted Subsidiary shall be required to disclose or provide any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or binding agreement (unless into in contemplation of avoiding disclosure hereunder) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents and notifications of changes of terms of the Loan Documents (including term sheets), (ii) any financial statements delivered pursuant to Sections 6.01(a) and (b) and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

SECTION 6.03 Notices.

Promptly furnish to the Administrative Agent for distribution to each Lender after a Responsible Officer of the Borrower has obtained knowledge thereof, written notice of:

(a) the occurrence of any Default or Event of Default;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against a Loan Party or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c), (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Taxes.

Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization (except as a result of a merger or consolidation (x) of one Restricted Subsidiary with another Restricted Subsidiary or (y) otherwise permitted by Section 7.04 or 7.05) and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses, and franchises, necessary or desirable in the normal conduct of its business, except (other than with respect to the Borrower, in the case of clause (a) hereof) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.06 Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

SECTION 6.07 Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. Subject to Section 6.17, all such insurance shall name the Collateral Agent, on behalf of the Secured Parties, as mortgagee or loss payee (in the case of property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable. If requested by the Administrative Agent in writing (but not more frequently than annually), the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto.

(c) Flood Insurance. With respect to each improved Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the applicable Loan Party (a) shall obtain and maintain with financially sound and reputable insurance companies, flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with all applicable rules and regulations promulgated under the Flood Insurance Laws, and (b) promptly upon request of the Administrative Agent or any Lender, shall deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

SECTION 6.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.09 Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent (which may be accompanied by representatives of any Lender, at the expense of such Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.10, no Loan Party or Restricted Subsidiary (or officer or representative thereof) shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or binding agreement (unless entered into in contemplation of avoiding disclosure hereunder) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 6.11 Additional Collateral; Additional Guarantors.

At the Borrower’s expense, subject to the terms, conditions, and limitations of Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) consummation of any Permitted SPAC Transaction or Permitted Holdco Reorganization:

(i) within sixty (60) days (or forty-five (45) days solely in the case of the consummation of any Permitted SPAC Transaction or Permitted Holdco Reorganization) after such formation, acquisition, designation, or consummation or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:

(A) cause each such Domestic Subsidiary of the Borrower or direct parent entity of the Borrower that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note and other security agreements, account control agreements, documents (including, with respect to such Mortgages, the documents listed in Section 6.13) and, in connection with the joinder of a holding company parent entity of the Borrower as a Guarantor, any amendment mutually agreed upon by the Borrower and the Administrative Agent to effect any changes to this Agreement to reflect the addition of such holding company parent of the Borrower as a Loan Party hereunder, in each case, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Domestic Subsidiary of the Borrower or direct parent entity of the Borrower that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(C) take and cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected first priority Liens (subject to Liens permitted under Section 7.01) to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower or its Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained;

(iv) (a) a completed Flood Certificate with respect to each Mortgaged Property to the extent required by the Flood Insurance Laws and (b) if the Flood Certificate states that the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent that the Mortgaged Property is located in a special flood hazard area and is located in a community that participates in a Flood Program, along with evidence of flood insurance in accordance with Section 6.07(c) herein; and

(v) as promptly as practicable after reasonably requested by the Administrative Agent or the Collateral Agent (or within such period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii), (iii) or (iv) or clause (b) below.

(b) Not later than one hundred twenty (120) days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c) Furnish to the Administrative Agent written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or type of organization or (iv) in any Loan Party’s organizational identification number, in each case within the time period specified in the Security Agreement (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion). If requested by the Administrative Agent, the Borrower agrees to promptly provide the Administrative Agent with certified copies of Organization Documents reflecting any of the changes described in the preceding sentence.

SECTION 6.12 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees, sub-lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

SECTION 6.13 Further Assurances.

Promptly upon reasonable request by the Administrative Agent (i) correct any mutually agreed material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Material Real Property of any Loan Party subject to a mortgage constituting Collateral, the Borrower shall arrange for the Administrative Agent to obtain appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA. Notwithstanding any provision of any Loan Document to the contrary, in no event will Excluded Assets be required to be pledged to secure or otherwise indirectly secure the Obligations, and, for the avoidance of doubt, no Excluded Subsidiary will be required to be a guarantor of the Obligations.

SECTION 6.14 Designation of Subsidiaries.

The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Net Leverage shall not exceed the lesser of (a) 3.50 to 1:00 and (b) the then-applicable Total Net Leverage required to be maintained pursuant to Section 7.11, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with this condition, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Incremental Equivalent Debt or any Permitted Refinancing of any of the foregoing, as applicable, and (iv) at no time may any Unrestricted Subsidiary (x) own any IP Rights that are used in the operation of the businesses of the Borrower and its Restricted Subsidiaries or (y) as of the last day of the most recently ended Test Period, when taken together with all other Unrestricted Subsidiaries, (1) account for more than 1.0% of the revenue of the Borrower and its Subsidiaries on a consolidated basis for such period and/or (2) own assets representing more than 1.0% of the total assets of the Borrower and its Subsidiaries on a consolidated basis at the end of such period. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Borrower’s or its Subsidiary’s (as applicable) Investment therein (including the aggregate (undiscounted) principal amount of any Indebtedness owed by such Subsidiary to any Loan Party or Restricted Subsidiary immediately prior to such designation). The Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence by the Borrower at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 6.15 Maintenance of Ratings.

In respect of the Borrower, use commercially reasonable efforts to (i) cause each Facility to be continuously privately rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a private corporate rating (but not any specific rating) from S&P and a private corporate family rating (but not any specific rating) from Moody’s.

SECTION 6.16 [Reserved].

SECTION 6.17 Post-Closing Matters.

Satisfy the requirements set forth on Schedule 6.17 on or before the date specified for such requirements (or such later date as may be agreed by the Administrative Agent in its reasonable discretion).

SECTION 6.18 Line of Business.

Not engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, corollary, synergistic, ancillary or incidental thereto or reasonable extensions thereof.

SECTION 6.19 Fiscal Year.

Not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.20 Transactions with Affiliates.

Not, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than any transaction or series of transactions involving aggregate payments not in excess of $2,500,000, other than: (a) loans and other transactions among the Loan Parties and their Restricted Subsidiaries or any entity that becomes a Loan Party or Restricted Subsidiary as a result of such loan or other transaction to the extent not otherwise prohibited by this Agreement; (b) on terms, taken as a whole, substantially as favorable to the Loan Party or such Restricted Subsidiary as would be obtainable by the Loan Party or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as reasonably determined by the Borrower); (c) the Transactions; (d) the sale, issuance or transfer of Equity Interests of a Loan Party or Restricted Subsidiary to the extent not prohibited by this Agreement; (e) the payment of customary indemnification and expense reimbursement obligations; (f) Investments permitted under Section 7.02, Indebtedness permitted under Section 7.03, Restricted Payments permitted under Section 7.06 and payments in respect of Junior Financing permitted under Section 7.13; (g) (i) any customary employment, consulting, service, severance or termination arrangements, including payment of salary, bonuses (including bonuses in connection with any Permitted SPAC Transaction) and other benefits and customary indemnification arrangements, entered into by a Loan Party or Restricted Subsidiary with current, former or future officers, directors, employees, managers, consultants and independent contractors of any Loan Party or Restricted Subsidiary (or of any direct or indirect parent thereof to the extent such agreements or arrangements are in respect of services performed for any Borrower Party or Restricted Subsidiary), (ii) any customary subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of any Loan Party or Restricted Subsidiary or of any direct or indirect parent thereof and (iii) any customary payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of any Loan Party or Restricted Subsidiary or any direct or indirect parent of a Loan Party (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the board of directors or similar governing body of any Loan Party or of a Restricted Subsidiary or any direct or indirect parent of a Loan Party; (h) the payment of out of pocket costs and director’s fees to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Loan Parties and their Restricted Subsidiaries (or any direct or indirect parent thereof) to the extent attributable to the ownership or operation of the Loan Parties and their Restricted Subsidiaries (or any direct or indirect parent company of the Borrower); provided that director’s fees paid in cash to directors shall not exceed $1,000,000 per fiscal year; (i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.21 or any amendment, restatement, replacement or modification thereto to the extent such an amendment, restatement, replacement or modification (taken as a whole) is not adverse to the Lenders; (j) transactions to effect the Permitted SPAC Transaction, including the transactions and payments contemplated by the Permitted SPAC Transaction Documents, and payment of related fees and expenses; (k) transactions to effect a Permitted Holdco Reorganization and payment of related fees and expenses; (l) [reserved]; (m) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the Loan Parties and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein; (n) the existence of, or the performance by any Loan Party or Restricted Subsidiary of its obligations under the terms of, any registration rights agreement or shareholder’s agreement to which it is a party or become a party in the future; (o) [reserved]; (p) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, but only to the extent permitted by Section 7.06(g)(iii); and (q) the entering into of any TRA and any payments and transactions pursuant thereto.

SECTION 6.21 Use of Proceeds.

Use the proceeds of the Initial Term Loans, together with cash on hand, (i) to consummate the Closing Date Refinancing, (ii) to make Investor Loans, (iii) to pay the Dividend, (iv) to pay Transaction Expenses and (v) for other general corporate purposes and working capital.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements and contingent indemnity obligations not yet due) shall remain unpaid, then from and after the Closing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to:

SECTION 7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date that are (1) listed on Schedule 7.01(b) or (2) not securing liabilities in excess of $2,500,000, and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or with respect to which the failure to make payment as to all such amounts, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(e) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts, utilities, and leases (other than for Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, building codes, restrictions, encroachments, licenses, protrusions and other similar encumbrances and minor survey exceptions and minor title defects affecting Real Property, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(h) Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), (ii) arising out of judgments or awards against a Loan Party or any of its Restricted Subsidiaries with respect to which an appeal or other appropriate proceeding for review is then being diligently pursued in good faith and (iii) constituting notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings, in each case of clauses (ii) and (iii) for which adequate reserves have been made;

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness for borrowed money;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, and (iv) that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(l) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(f), (i), (n) or, to the extent related to any of the foregoing, Section 7.02(s) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of a Loan Party or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of a Loan Party;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes

(r) [reserved];

(s) Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(u) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(v) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, replacement, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property and proceeds or products of such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(w) [reserved];

(x) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case acquired or assumed after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(y) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole;

(z) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(aa) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb) the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(v) and (x); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(cc) Liens securing Indebtedness permitted under Section 7.03(q); provided that the Collateral Agent and the Other Debt Representative of the holders of each such Indebtedness are or become party to an Intercreditor Agreement, as appropriate;

(dd) Liens with respect to property or assets of the Loan Parties or any of its Restricted Subsidiaries that (i) secure Indebtedness permitted under Section 7.03(m) and (ii) rank junior to the Liens securing the Obligations on terms reasonably acceptable to the Administrative Agent;

(ee) [reserved];

(ff) [reserved];

(gg) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(hh) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(ii) Liens securing Indebtedness permitted under Section 7.03(t);

(jj) customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(kk) Liens incurred in the ordinary course of business with respect to any overdraft and related liabilities arising from treasury, depository and cash management services, credit card services, including purchasing card services, or any automated clearing house transfers of funds;

(ll) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(mm) Liens on assets of Foreign Subsidiaries that are not Collateral; provided that, such Liens shall only secure Indebtedness or other obligations otherwise permitted hereunder and in an aggregate principal amount not to exceed the greater of (x) $5,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period;

(nn) Liens securing non-speculative Swap Contracts permitted under Section 7.03(f); and

(oo) in the case of any non-wholly-owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement.

SECTION 7.02 Investments.

Make or hold any Investments, except:

(a) Investments by any Loan Party or any of its Restricted Subsidiaries in Cash Equivalents or assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to present or former officers, directors, managers and employees of any Loan Party (or any direct or indirect parent company thereof) or any of their Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Borrower or any direct or indirect parent company thereof (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed, together with Investments permitted under Section 7.02(bb), $1,000,000;

(c) Investments (i) by any Loan Party or any of its Restricted Subsidiaries in a Loan Party (other than any parent company of the Borrower that is or becomes a Loan Party), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary, (iii) by any Loan Party or any of its Restricted Subsidiaries constituting Guarantees of Indebtedness or other payment obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that at the time any such Investment is made and immediately after giving effect thereto, the aggregate outstanding amount of Investments made in reliance on this clause (iv) shall not exceed the Non-Guarantor Investment Cap, and (v) by any Loan Party or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such transactions is part of a series of simultaneous transactions that result in the proceeds of the Investment being transferred in total to one or more Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Deposits described in Section 7.01;

(f) Investments (i) existing or contemplated on the Closing Date and either (1) set forth on Schedule 7.02(f) or (2) not in excess of $2,500,000 in the aggregate and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Restricted Subsidiary in any Subsidiary, and any modification, renewal or extension of any Investment pursuant to this clause (f); provided, in each case, that the amount of the original Investment is not increased (unless such increased Investment is permitted by another subparagraph of this Section 7.02);

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of a Person or of a division, unit or line of business of a Person, or of greater than 50% of the Equity Interests in a Person that becomes a Restricted Subsidiary (including any Investment in any Person the effect of which is to increase the Borrower’s or a Restricted Subsidiary’s ownership of Equity Interests in such Person such that, after giving effect to such Investment, the Borrower or a Restricted Subsidiary owns greater than 50% of such Person’s Equity Interests), in a single transaction or series of related transactions, by merger, consolidation or otherwise, if immediately after giving effect thereto: (i) the Persons acquired in such acquisition (other than any Subsidiaries designated as Unrestricted Subsidiaries in accordance herewith) will become Guarantors and pledge their Collateral to the Collateral Agent, in each case to the extent required pursuant to the provisions of the Collateral and Guarantee Requirement; provided that the aggregate consideration paid (other than consideration paid in the form of Equity Interests of the Borrower or any direct or indirect parent company thereof) by the Loan Parties in reliance on this clause (i) for acquisitions of Persons that do not become Guarantors shall not exceed the Non-Guarantor Investment Cap; (ii) the Borrower shall be in compliance with Section 6.19 after giving effect to such acquisition; and (iii) no Event of Default shall have occurred and be continuing immediately after giving effect to such acquisition; provided that at the option of the Borrower, the date of determination for compliance with this clause (iii) shall be an LCT Test Date and in the event the Borrower makes such election, no Specified Default shall exist immediately after giving effect to such acquisition (any such acquisition, a “Permitted Acquisition”);

(j) Investments so long as no Default or Event of Default exists or would result therefrom and the Borrower is in compliance on a Pro Forma Basis (after giving effect to such Investment and any related transaction (but without netting the proceeds of any related Indebtedness)) with a Total Net Leverage Ratio that is no greater than 2.00:1.00;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to any direct or indirect parent company of the Borrower not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such parent in accordance with Sections 7.06(e), (f) or (g); provided that any such loans and advances to a Loan Party shall be unsecured and subordinated, pursuant to an Intercompany Note, to the Obligations and all other secured Indebtedness that ranks pari passu with the Obligations in lien priority on the Collateral;

(n) Investments in an aggregate amount outstanding in reliance on this clause (n) not to exceed $15,000,000; plus (B) the Cumulative Credit on such date that the Borrower elects to apply to this subsection (B); provided that, the Cumulative Credit shall not be deemed available for purposes of this subsection (B) unless no Event of Default has occurred and is continuing or would result immediately therefrom and the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 3.00 to 1.00; provided, further, that at the time any such Investment is made and immediately after giving effect thereto, the aggregate amount of Investments made in reliance on this clause (n) in respect of Subsidiaries that are not Loan Parties shall not exceed the Non-Guarantor Investment Cap;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of the Borrower (or any direct or indirect parent company of the Borrower);

(q) Investments in an aggregate amount outstanding in reliance on this clause (q) not to exceed $2,000,000 of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) [reserved];

(s) Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations of Restricted Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business, and excluding any payment on any such guarantee;

(t) any repurchase of Indebtedness of any Loan Party, to the extent not otherwise prohibited by this Agreement;

(u) transactions among Borrower and Restricted Subsidiaries constituting non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(v) Investments made to effectuate the Permitted SPAC Transaction to the extent contemplated by the Permitted SPAC Transaction Documents;

(w) Investments in any similar business, joint venture or Unrestricted Subsidiary in an aggregate outstanding amount not to exceed the Non-Guarantor Investment Cap;

(x) the Investor Loans;

(y) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, IP Rights, or other rights, in each case in the ordinary course of business;

(z) any Investment made using, without duplication of any other use of such basket, (i) amounts available for Restricted Payments under Section 7.06(o) and (ii) amounts available to make payments in respect of Junior Financings under Section 7.13(a)(v); provided that at the time any such Investment is made and immediately after giving effect thereto, the aggregate amount of Investments made in reliance on this clause (z) in respect of Subsidiaries that are not Loan Parties shall not exceed, the Non-Guarantor Investment Cap;

(aa) so long as no Event of Default exists or would result therefrom, Investments in an aggregate amount not to exceed 100% of the Net Proceeds received by the Borrower after the Closing Date from the issue or sale of Qualified Equity Interests of the Borrower or cash contributed to the capital of the Borrower to the extent such Net Proceeds or cash (i) are Not Otherwise Applied, (ii) do not constitute a Cure Amount, (iii) are not received in connection with the consummation of the Permitted SPAC Transaction, (iv) are not contributed by a Loan Party or Restricted Subsidiary (other than contributions received by a Parent Company and contributed to Borrower), and (v) have not been applied in reliance on Section 7.06(n) or 7.13(vii); provided, that, prior to the consummation of any Permitted SPAC Transaction, such Investments shall be limited to Investments in (x) assets that are (or will be within the time periods required by Section 6.11) pledged as Collateral to the Collateral Agent or (y) Persons that are (or will be within the time periods required by Section 6.11) Loan Parties and pledge their assets as Collateral to the Collateral Agent; and

(bb) (i) advances, loans or extensions of credit by the Loan Parties or any Restricted Subsidiary in the ordinary course of business for travel, entertainment or relocation, out-of-pocket or other business-related expenses in the aggregate at any time outstanding not to exceed, together with Investments permitted under Section 7.02(b), $1,000,000, and (ii) Investments made pursuant to a “rabbi trust” or similar employee benefit plan or arrangement designed to defer the taxability of compensation to an employee, officer or director of purchase payments made in connection with an acquisition (so long as the direct payment of such compensation would not otherwise be prohibited hereunder).

Notwithstanding the foregoing, (a) in no event shall the Borrower make, or permit any other Loan Party to make, any Investment in or to any Restricted Subsidiary that is not a Loan Party or any Unrestricted Subsidiary consisting of intellectual property (or exclusive rights thereto) that is used in the business of the Loan Parties (as determined by the Borrower in good faith) and (b) in no event shall the Borrower permit any Restricted Subsidiary that is not a Loan Party to make any Investment in or to any Unrestricted Subsidiary consisting of intellectual property (or exclusive rights thereto) that is used in the business of the Borrower and the Restricted Subsidiaries (as determined by the Borrower in good faith).

SECTION 7.03 Indebtedness.

Incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents (including any Incremental Term Loans, any Incremental Revolving Credit Commitments, and any Extended Term Loans);

(b) Indebtedness outstanding on the Closing Date and either (1) listed on Schedule 7.03(b) or (2) not in excess of (x) $2,500,000 in the aggregate and any Permitted Refinancing thereof (other than intercompany Indebtedness permitted under Section 7.03(d));

(c) Guarantees by any Loan Party and any Restricted Subsidiary in respect of Indebtedness of a Loan Party or any Restricted Subsidiary otherwise permitted hereunder (other than any Guarantee by a Loan Party of any Indebtedness of a Foreign Subsidiary permitted under Section 7.03(u)); provided that (A) no Guarantee of any Incremental Equivalent Debt, or Permitted Refinancing thereof shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of any Loan Party or any Restricted Subsidiary owing to any Loan Party or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases and Mortgages) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset or real property incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset or property in an aggregate amount outstanding not to exceed $15,000,000 and (ii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) [Reserved];

(h) Indebtedness representing deferred compensation to employees of the Loan Parties (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by the Loan Parties or any of the Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company permitted by Section 7.06;

(j) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment permitted hereunder or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including, to the extent constituting Indebtedness, earnouts, holdbacks and deferred or contingent purchase price) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with a Permitted Change of Control Event, a Permitted Acquisition or any other Investment permitted hereunder;

(l) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in each case in the ordinary course of business;

(m) Indebtedness of any Loan Party or any of its Restricted Subsidiaries in an aggregate amount not to exceed $15,000,000 (and Permitted Refinancings thereof); provided, the aggregate amount of Indebtedness outstanding incurred pursuant to this clause (m) by a Restricted Subsidiary which is not a Loan Party shall not exceed the Non-Guarantor Debt Cap;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take- or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Incremental Equivalent Debt;

(r) Indebtedness supported by a letter of credit, in an aggregate principal amount not to exceed the face amount of such letter of credit;

(s) [reserved];

(t) [reserved];

(u) Indebtedness of Restricted Subsidiaries which are not Guarantors (and Permitted Refinancings thereof) in an aggregate amount not to exceed $15,000,000; provided that such Indebtedness is non-recourse to, and is not Guaranteed by, any Loan Party; provided, further, the aggregate amount of Indebtedness outstanding incurred pursuant to this clause (u) shall not exceed the Non-Guarantor Debt Cap;

(v) Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(w) [reserved];

(x) [reserved];

(y) Guarantees of Indebtedness of joint ventures in an aggregate amount at any time not to exceed $3,000,000; provided, the aggregate amount of Indebtedness incurred pursuant to this clause (y) by a Restricted Subsidiary which is not a Loan Party shall not exceed the Non-Guarantor Debt Cap;

(z) Disqualified Equity Interests issued after the Closing Date, provided that Restricted Payments (other than payments in Qualified Equity Interests) to in respect of such Disqualified Equity Interests issued pursuant to this clause (z) are subordinated to the Term Loans on terms and conditions reasonably acceptable to the Administrative Agent, which shall permit Restricted Payments in respect of such Disqualified Equity Interests to the extent permitted by Section 7.06;

(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

SECTION 7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with or into (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person, and such merger does not result in the Borrower ceasing to be a corporation or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) any Restricted Subsidiary may liquidate or dissolve so long as, to the extent such Restricted Subsidiary is a Loan Party, any assets or business not disposed of or transferred in accordance with Section 7.05 or, in the case of any such business, discontinued, shall be transferred to another Loan Party after giving effect to such liquidation or dissolution, and (iii) any Restricted Subsidiary may change its legal form if, with respect to clauses (ii) and (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and the Restricted Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Sections 7.02;

(d) [reserved];

(e) so long as no Default or Event of Default exists or would result therefrom (in the case of a merger involving a Loan Party), the Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) if the Borrower is a party to the merger, the Borrower shall be the continuing or surviving Person; (ii) if a Loan Party (other than the Borrower) is a party to the merger, the continuing or surviving Person shall be or become a Loan Party; and (iii) if not the Borrower, the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f) so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 provided that, if the Borrower is a party to the merger, the Borrower shall be the continuing or surviving Person; and

(g) the Loan Parties and their Subsidiaries may consummate any Permitted Change of Control Event (including consummation of the transactions contemplated by the Permitted SPAC Transaction Documents) and/or any Permitted Holdco Reorganization.

SECTION 7.05 Dispositions.

Make any Disposition of assets with a fair market value (as determined in good faith by the Borrower) in excess of $1,000,000 annually, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory, goods or other assets held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party, or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02, 7.04 and 7.06;

(f) Dispositions of cash or Cash Equivalents;

(g) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries;

(h) transfers of property subject to Casualty Events;

(i) other Dispositions of property; provided that with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of $1,000,000 for any single Disposition or in excess of $5,000,000 with respect to all such Dispositions in any fiscal year, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents. For purposes of the preceding sentence Cash Equivalents will be deemed to include (A) Designated Non-cash Consideration; provided, that the aggregate fair market value (as determined in good faith by the Borrower) of all Designated Non-cash Consideration after giving effect to such Disposition, in each case measured at the time of receipt, less the amount of cash and Cash Equivalents received by the Borrower and the Restricted Subsidiaries from Dispositions of such Designated Non-cash Consideration within 180 days after receipt thereof, is not more than $5,000,000; and (B) any Indebtedness of the Borrower or a Restricted Subsidiary (other than Indebtedness subordinated to the Obligations or Indebtedness to the Borrower or a Restricted Subsidiary) that is assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(j) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(k) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m) the unwinding or settling of any Swap Contract;

(n) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture investors set forth in joint venture arrangements;

(o) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole; provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (h), (m) and (o) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value (as determined in good faith by the Borrower) of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing;

(p) Dispositions of non-core assets acquired in connection with Permitted Acquisitions or other Investments; provided that (i) the aggregate amount of such Dispositions shall not exceed 25% of the fair market value (as determined in good faith by the Borrower) of the acquired entity or business and (ii) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the Borrower);

(q) Dispositions of property pursuant to sale leaseback transactions so long as the fair market value of such property (in the good faith determination of the Borrower) does not exceed $1,000,000;

(r) [reserved];

(s) Dispositions made in connection and concurrently with a Permitted SPAC Transaction and solely to the extent contemplated by the Permitted SPAC Transaction Documents; and

(t) other Dispositions in an amount not to exceed $5,000,000.

Notwithstanding the foregoing, (a) in no event shall the Borrower make, or permit any other Loan Party to make, any Disposition to any Restricted Subsidiary that is not a Loan Party or any Unrestricted Subsidiary consisting of intellectual property (or exclusive rights thereto) that is used in business of the Loan Parties (as determined by the Borrower in good faith) and (b) in no event shall the Borrower permit any Restricted Subsidiary that is not a Loan Party to make any Disposition to any Unrestricted Subsidiary consisting of intellectual property (or exclusive rights thereto) that is used in the business of the Borrower and the Restricted Subsidiaries (as determined by the Borrower in good faith).

SECTION 7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower, and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than 7.02(m)) or 7.04 (other than Section 7.04(g));

(d) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants pursuant to programs, agreements or plans approved by the Borrower’s board of directors;

(e) the Borrower and each Restricted Subsidiary may (i) pay (or make Restricted Payments to allow any direct or indirect parent company to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower or any Subsidiary (or any direct or indirect parent company thereof) from any future, present or former employee, officer, director, manager or consultant of the Borrower or any Subsidiary (or any direct or indirect parent company thereof) (and/or their respective estates, successors, heirs, family members, spouses, domestic partners, former spouses or former domestic partners) or (ii) make Restricted Payments to allow any direct or indirect parent of the Borrower to pay principal or interest on promissory notes that were issued to any from any future, present or former employee, officer, director, manager or consultant of the Borrower or any Subsidiary (or any direct or indirect parent company) (and/or their respective estates, successors, heirs, family members, spouses, domestic partners, former spouses or former domestic partners) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any such employee, manager, director, officer or consultant; provided that the aggregate amount of Restricted Payments made pursuant to this clause (e) shall not exceed, in any calendar year, $2,500,000;

(f) the Borrower may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph; provided that, the Cumulative Credit shall not be deemed available for purposes of this paragraph unless no Event of Default has occurred and is continuing or would result immediately therefrom and the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 2.00 to 1.00;

(g) Upon the consummation of a Permitted Change of Control Event or Permitted Holdco Reorganization, the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, auditing, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries and, Transaction Expenses and any customary salary, bonus and other benefits payable to and reasonable and customary indemnification claims made by officers, employees, directors, managers, consultants or independent contractors of such parent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries;

(ii) the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence, in each case, to the extent such Taxes, fees or expenses are attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries;

(iii) for any taxable period in which the Borrower (or, to the extent Borrower is treated as a disregarded entity for U.S. federal income tax purposes, the Borrower’s direct or indirect parent company) is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent company of the Borrower is the common parent, to pay U.S. federal, state and local income Taxes imposed on such common parent to the extent such income Taxes are attributable to the income of Borrower and its Subsidiaries that are members of such Tax Group (such Subsidiaries, a “Member Subsidiary”); provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such income Taxes that the Borrower and its Member Subsidiaries would have been required to pay if Borrower and the Member Subsidiaries paid such income Taxes as a stand-alone consolidated, combined or unitary income Tax group (reduced by any such Taxes paid directly by the Borrower or any Subsidiary and taking into account net operating losses of the Borrower and its Member Subsidiaries for the current tax period and prior tax periods to the extent such losses in a prior period have not previously been taken into account); provided, further, that the permitted payment pursuant to this clause (iii) with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined unitary or similar Taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such section; provided that (A) such Restricted Payment shall be made substantially concurrently with or following the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrower or any direct or indirect parent company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(vi) the proceeds of which shall be used to pay (or to make distributions to allow any direct or indirect parent company to pay) fees and expenses related to any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction (including the unwinding or settling of any Swap Contract) of any direct or indirect parent of the Borrower that is directly attributable to the operations of the Borrower and the Restricted Subsidiaries;

(vii) the proceeds of which shall be used to pay interest and/or principal on Indebtedness contemplated by Section 7.06(e);

(viii) In connection with and following the consummation of a Permitted Change of Control Event, to pay Public Company Costs;

(h) Tax distributions in accordance with Section 5.2(b) of the Borrower’s limited liability company agreement;

(i) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by or with respect to any future, present or former officer, employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(j) the Borrower and any Restricted Subsidiary may (a) pay (or make distributions to any parent company to pay) cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms (or make distributions to any parent company to pay the foregoing);

(k) so long as (a) no Event of Default has occurred and is continuing or would result therefrom and (b) a Permitted SPAC Transaction has occurred or will occur concurrently with such Restricted Payment, the Borrower may make Restricted Payments so long as the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 1.50 to 1.00;

(l) the Borrower may pay the Dividend within 120 days of the Closing Date; provided, that (i) after giving effect to the Dividend, no less than $25,000,000 in cash or Cash Equivalents shall remain in the accounts of the Borrower and the Guarantors and (ii) to the extent a Permitted SPAC Transaction has not consummated, prior to and after given effect to the Dividend, no Event of Default shall have occurred or be continuing or immediately result therefrom;

(m) the Borrower may make Restricted Payments in connection with the Permitted SPAC Transaction pursuant to the Permitted SPAC Transaction Documents including payments contemplated by the TRA and distributions to allow a parent entity to make any such payments;

(n) so long as no Event of Default exists or would result therefrom, Restricted Payments in an aggregate amount not to exceed 100% of the Net Proceeds received by the Borrower subsequent to the consummation of any Permitted SPAC Transaction from the issue or sale of Qualified Equity Interests of the Borrower or cash contributed to the capital of the Borrower to the extent such Net Proceeds or cash (i) are Not Otherwise Applied, (ii) do not constitute a Cure Amount, (iii) are not received in connection with the consummation of the Permitted SPAC Transaction, (iv) are not contributed by a Loan Party or Restricted Subsidiary (other than contributions received by a Parent Company and contributed to Borrower), and (v) have not been applied in reliance on Section 7.02(aa) or 7.13(vii); and

(o) the Borrower and the Restricted Subsidiaries may make Restricted Payments in an amount not to exceed 10% of Consolidated EBITDA for the most recently ended Test Period so long as (a) no Event of Default has occurred and is continuing or would result therefrom; (b) a Permitted SPAC Transaction has occurred or will occur concurrently with such Restricted Payment; and (c) the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 2.00 to 1.00.

SECTION 7.07 Reserved.

SECTION 7.08 Reserved.

SECTION 7.09 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as determined by the Borrower in good faith), (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are customary restrictions contained in the documentation governing Permitted First Priority Debt, Permitted Second Priority Debt or, in each case, any Permitted Refinancing thereof, (xiii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (ix) arise under the Permitted SPAC Transaction Documents, (x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xi) are restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder, (xii) are restrictions regarding licensing or sublicensing of intellectual property in the ordinary course of business; and (xiii) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions and Dispositions not prohibited hereunder.

SECTION 7.10 Reserved.

SECTION 7.11 Financial Covenant. Permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed the Total Net Leverage Ratio set forth below opposite such date.

For Fiscal Quarter Ending	Total Net Leverage Ratio
On or after June 30, 2020 and prior to June 30, 2021	4.75 to 1.00
On or after June 30, 2021 and prior to June 30, 2022	4.25 to 1.00
On or after June 30, 2022 and prior to June 30, 2023	3.75 to 1.00
On or after June 30, 2023 and prior to June 30, 2024	3.25 to 1.00
On or after June 30, 2024 and prior to June 30, 2025	3.00 to 1.00
On or after June 30, 2025 and prior to June 30, 2026	2.75 to 1.00
On or after June 30, 2026	2.50 to 1.00

SECTION 7.12 Permitted Activities.

If any Parent Company of the Borrower becomes a Guarantor, such Parent Company shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Borrower or other Parent Companies and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur and pay fees, costs and expenses relating to such maintenance, including Public Company Costs), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness not prohibited hereunder, (iv) activities related to any public offering of its common stock or any other issuance or sale of its Equity Interests (or of its direct or indirect parent), including the formation of one or more “shell” companies to facilitate any such offering or issuance, and any activities related thereto, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Loan Parties and guaranteeing the obligations of the Borrower (or any Restricted Subsidiary, to the extent the Borrower would be permitted to provide such Guarantee), (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of such Person and its Subsidiaries, including compliance with applicable Laws and legal, tax and accounting matters related thereto, (vii) holding any cash incidental to any activities permitted under this Section 6.16, (viii) providing indemnification to officers, managers and directors, (ix) consummation of the Transactions, (x) activities in connection with a Permitted Change of Control Event, including compliance with its obligations under the Permitted SPAC Transaction Documents, (xi) following a Permitted Change of Control Event, taking actions in connection with its status as a publicly traded company or as required by applicable securities Laws, including payment of Public Company Costs, (xii) the entry into and performance of its obligations with respect to contracts and other arrangements relating to its officers, directors, managers and employees, including the providing of compensation and indemnification to officers, managers, directors and employees and (xiii) any activities incidental to the foregoing. No Parent Company shall incur any Liens on Equity Interests of the Borrower other than those for the benefit of the Obligations, Permitted First Priority Debt and Permitted Second Priority Debt.

SECTION 7.13 Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy in cash prior to the due date thereof the principal amount (excluding, for the avoidance of doubt, regularly scheduled principal payments and payments of interest, premiums, fees, expense reimbursements and indemnification obligations) of any unsecured Indebtedness for borrowed money, any subordinated Indebtedness incurred under Section 7.03(g) or any other Indebtedness for borrowed money that is or is required to be subordinated or is incurred by a Restricted Subsidiary that is not a Guarantor, in right of payment or as to Collateral, to the Obligations pursuant to the terms of the Loan Documents in each case with an outstanding principal amount for any such Indebtedness (or series of related notes) in excess of $5,000,000 (excluding any such intercompany Indebtedness among the Borrower and the Restricted Subsidiaries) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to, or exchange for, Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of the Borrower or any direct or indirect parent company of the Borrower, (iii) mandatory prepayments of any Permitted Second Priority Debt to the extent declined by the Lenders hereunder or any Permitted Refinancing of Second Priority Debt, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (x) $5,000,000 and (y) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, provided that the Cumulative Credit shall not be deemed available for purposes of this paragraph unless the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such payments and the incurrence of any related Indebtedness (but without netting the proceeds of such

Indebtedness) is less than or equal to 2.00 to 1.00 and no Event of Default has occurred and is continuing or would result therefrom, (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made using, without duplication of any other use of such basket, amounts available for Restricted Payments under Section 7.06(o), less any amounts applied to Investments permitted under Section 7.02(z), (vi) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) a Permitted SPAC Transaction has occurred or will occur concurrently with such payment, and (c) the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such payments is less than or equal to 1.50 to 1.00 and (vii) so long as no Event of Default exists or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings in an aggregate amount not to exceed 100% of the Net Proceeds received by the Borrower subsequent to the consummation of a Permitted SPAC Transaction from the issue or sale of Qualified Equity Interests of the Borrower or cash contributed to the capital of the Borrower to the extent such Net Proceeds or cash (a) are Not Otherwise Applied, (b) do not constitute a Cure Amount, (c) are not received in connection with the consummation of the Permitted SPAC Transaction, (d) are not contributed by a Loan Party or Restricted Subsidiary (other than contributions received by a Parent Company and contributed to Borrower), and (e) have not been applied in reliance on Section 7.02(aa) or 7.06(n).

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower), Section 6.20, or Article VII; provided that (i) any Default or Event of Default under Section 7.11 shall be subject to cure pursuant to Section 8.05; provided further that no Default or Event of Default shall arise under Section 7.11 until the 10th Business Day after the day on which financial statements are required to be delivered for the relevant fiscal quarter, as applicable, under Section 6.01(b), as applicable (unless Cure Rights have been exercised for an aggregate of five times over the life of this Agreement and/or Cure Rights have been exercised twice in the four consecutive fiscal quarter period most recently ended or the Borrower has notified the Administrative Agent that a Cure Right will not be exercised with respect thereto), and then only to the extent the Cure Amount has not been received on or prior to such date; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, in any certificate delivered in connection herewith or therewith, or in any notice required to be delivered in connection herewith or therewith, shall be incorrect in any material respect when made or deemed made (except that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as so qualified) and, for any representation or warranty that may be cured, such failure continues for thirty (30) days after written notice thereof from the Administrative Agent at the direction of the Required Lenders to the Borrower;

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that (i) clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (ii) clause (e) shall not apply to any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or nonperformance of obligations related thereto is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests of the Borrower or any direct or indirect parent thereof and cash in lieu of fractional shares or to cause any Loan Party or its Affiliates to effect a liquidity event or sale process; or

(f) Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, the Borrower or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g) [reserved]; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by either a third-party indemnification obligation or independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05), as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements and contingent indemnity obligations not yet due), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements and contingent indemnity obligations not yet due) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document other than in accordance with its terms; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement, or as a result of acts or omissions by the Administrative Agent or any Lender) cease to create a valid and perfected Lien, with the priority required by this Agreement and the Collateral Documents and any Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except (x) to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l) ERISA. (i) An ERISA Event occurs which, when taken together with all other ERISA Events, has resulted or would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(m) Intercreditor Agreement. At any time that any Permitted First Priority Debt or any Permitted Second Priority Debt remains outstanding, the Junior Lien Intercreditor Agreement or First Lien Intercreditor Agreement, as applicable, shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder.

SECTION 8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) [Reserved]; and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstances referred to in any such clause (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable, or after the institution of any proceeding under any Debtor Relief Law), any amounts received on account of the Obligations, whether as proceeds of Collateral or otherwise, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III or Section 10.05) payable under the Loan Documents to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, premiums, indemnities and other amounts (other than principal and interest) payable to the Term Lenders (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including post-petition interest) on the Term Loans, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations then due and payable have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

Each of the Lenders acknowledge and agree that the provisions of this Section 8.04 constitute a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of any proceeding under Debtor Relief Laws. Borrower and the other Loan Parties agree that the documentation governing any Permitted First Priority Debt shall contain an agreement by the holders of such Indebtedness substantially similar to the foregoing sentence (with such changes as the Administrative Agent shall agree including, without, limitation, a provision requiring a turnover of proceeds consistent with the terms of this Agreement).

SECTION 8.05 Borrower’s Right to Cure. Notwithstanding anything to the contrary in this Agreement (including this Article 8), upon the occurrence of an Event of Default as a result of Borrower’s failure to comply with Section 7.11 for any fiscal quarter, Borrower shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 10 Business Days after date financial statements are required to be delivered pursuant to Section 6.01(b) with respect to such fiscal quarter (the “Cure Deadline”) to issue Qualified Equity Interests or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for cash or otherwise receive cash contributions in respect of its Qualified Equity Interests (the “Cure Amount”), and thereupon compliance with Section 7.11 shall be recalculated giving pro forma effect to an increase in the amount of Consolidated EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated EBITDA”) solely for the purpose of determining compliance with Section 7.11 as of the end of such fiscal quarter and for applicable subsequent periods that include such fiscal quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection therewith), the requirements of Section 7.11 would be satisfied, then the requirements of Section 7.11 shall be deemed satisfied with respect to the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith, and no breach or default of Section 7.11 shall be deemed to have occurred for the purposes of the Loan Documents. Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 7.11, there shall be no pro forma or actual reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining pro forma compliance with Section 7.11 for the fiscal quarter in respect of which the Cure Right was exercised (provided that, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness under the Loan Documents, such repayment may be given effect). Until the Cure Deadline with respect to any fiscal quarter for which the Cure Right is available, the Agents and the Lenders shall not be permitted to (and shall not) accelerate Loans or exercise any rights or remedies against any Loan Party or any Collateral on the basis of a failure to comply with Section 7.11.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, and designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders and, in each case, acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d) Each Lender hereby (a) acknowledges that it has received a copy of the forms of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, (c) authorizes and instructs the Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent and on behalf of such Lender and acknowledges and agrees that the Collateral Agent may also act, subject to and in accordance with the terms of a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as the collateral agent and Other Debt Representative for the lenders and other secured parties under any Permitted First Priority Debt or Permitted Second Priority Debt.

SECTION 9.02 Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of bad faith, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

SECTION 9.03 Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent or any of their respective Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent or any of their respective Affiliates under or in connection with, this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

SECTION 9.04 Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent- Related Person.

SECTION 9.07 Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as such; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

SECTION 9.08 Agents in Their Individual Capacities.

UBS AG, Stamford Branch and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though UBS AG, Stamford Branch were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, UBS AG, Stamford Branch or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, UBS AG, Stamford Branch and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include UBS AG, Stamford Branch in its individual capacity. Any successor to UBS AG, Stamford Branch as the Administrative Agent or the Collateral Agent shall also have the rights attributed to UBS AG, Stamford Branch under this paragraph.

SECTION 9.09 Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following delivery of the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and the Required Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged, if not previously discharged pursuant to the foregoing sentence, from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

SECTION 9.10 Administrative Agent May File Proofs of Claim; Credit Bid.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent and/or Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent and/or Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent and the Collateral Agent (or any designee thereof) shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent or Collateral Agent (or any designee thereof) with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained Section 10.01), (iii) the Administrative Agent and Collateral Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.11 Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable or for which no claim has been asserted), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder and under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the reasonable option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g), (u), (v) (in the case of clause (v), to the extent required by the terms of the obligations secured by such Liens), (ff), (ii) and (mm);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Permitted First Priority Debt, Permitted Second Priority Debt, Incremental Equivalent Debt, or any Permitted Refinancing thereof; and

(d) any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent and the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. For the avoidance of doubt, no Hedge Bank (acting in its capacity as a Hedge Bank party to a Secured Hedge Agreement or a Treasury Services Agreement, as applicable) shall be entitled to notices or consent rights with respect to collateral and guarantee matters under this Section 9.11.

SECTION 9.12 Other Agents; Lead Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “bookrunner”, “lead arranger”, “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 9.14 Withholding Tax Indemnity.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, because the Lender failed to comply with the provisions of Section 10.07(f) relating to the maintenance of the Participant Register, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Person therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders (other than with respect to any amendment, waiver, modification or consent contemplated in Sections 10.01(a) through (h) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders), and the Borrower or the applicable Loan Parties, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute a postponement, reduction or forgiveness of any payment of principal or interest and it being understood that any change to the definition of “Total Net Leverage Ratio”, any other financial ratio or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed (it being understood that any change to the definition of “Total Net Leverage Ratio”, any other financial ratio or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that, notwithstanding anything herein to the contrary, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of Section 8.04 or this 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other defined term used in such Sections, or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit permitted pursuant to this Agreement may be included in the determination of the “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders”, on substantially the same basis as the Term Loans or Commitments, as applicable);

(e) (i) release all or substantially all of the Collateral in any transaction or series of related transactions or (ii) subordinate the Lien of the Collateral Agent on all or substantially all the Collateral or subordinate any Guaranty of the Guarantors, in each case, without the written consent of each Lender;

(f) release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender directly and adversely affected thereby;

(h) amend, waive or otherwise modify the definition of “Pro Rata Share” or Sections 2.06(c), 2.12, 2.13 or 8.04, without the written consent of each Lender directly and adversely affected thereby;

provided, further, that (i) no amendment, waiver, modification or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii) Section 10.07(i)

may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment, waiver modification or consent to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment, waiver modification or consent actually results in such a reduction), and (z) any amendment, waiver modification or consent requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14 and Extension Amendment in accordance with Section 2.16 and such Incremental Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document, the Guaranty, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to effect technical changes that are required in connection with the occurrence of a Permitted Change of Control Event.

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Incremental Amendment or an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) reasonably necessary to (i) [reserved], (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the preceding paragraph (without the consent of the Required Lenders otherwise called for in this Section 10.01) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.14 or 2.16, as applicable, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Incremental Amendment or Extension Amendment, as the case may be.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such

Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent, any Lead Arranger or any of their respective Related Parties (the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent such losses, claims, damages, liabilities or expenses resulted from the gross negligence, bad faith or willful misconduct of such Agent Party as determined by a final non-appealable judgment of a court of competent jurisdiction.

SECTION 10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred by such Persons in connection with the preparation, negotiation, syndication, and execution of this Agreement and the other Loan Documents (limited, in the case of legal costs and expenses to the reasonable and documented out-of-pocket costs and expenses of White & Case LLP as counsel to such Persons collectively and one local counsel to such Persons collectively as reasonably necessary in each relevant jurisdiction material to the interests of the Administrative Agent and the Collateral Agent) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any amendments, modifications, waivers or other administrative matters relating to the Loan Documents and in connection with the enforcement or preservation (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law (limited in the case of legal costs and expenses to the reasonable and documented out-of-pocket costs and expenses of one primary counsel to such Persons collectively and one local counsel to such Persons collectively as reasonably necessary in each relevant jurisdiction material to the interests of the Administrative Agent and the Collateral Agent). The foregoing costs and expenses shall include all reasonable and documented out-of-pocket search, filing, recording and title insurance charges and fees related thereto. The agreements in this Section 10.04 shall survive the termination of this Agreement and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower at least three (3) Business Days prior to the Closing Date.

SECTION 10.05 Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person (and any sub-agent thereof), each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents and advisors (collectively the “Indemnitees”) from and against any and all costs, losses, claims, damages, liabilities and other reasonable and out-of-pocket expenses (including Attorney Costs but limited in the case of Attorney Costs to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether any such matter is initiated by a third party or by Borrower or one of its Subsidiaries or any of their respective Affiliates, creditors or equityholders or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, losses, claims, damages, liabilities and other reasonable and out-of-pocket expenses are Taxes (other than Taxes arising from a non-Tax claim) or resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective officers, directors, employees, partners, agents and advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, gross negligence or material breach of the Loan Documents in bad faith of or by such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction, nor shall any Indemnitee, Loan Party or Subsidiary have any liability for any special, punitive, indirect, consequential or exemplary damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Borrower’s indemnity and reimbursement obligations to the extent such special, punitive, indirect, consequential or exemplary damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and in the case of any assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Institution, (ii) a natural Person or (iii) the Borrower or any of its Subsidiaries (and none of such Persons specified in (i) through (iii) of this proviso shall constitute an Eligible Assignee). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof, (ii) if an Event of Default has occurred and is continuing or (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(l) or Section 10.07(p);

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(l); and

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $1,000,000 (in the case of Term Loans) in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.7(b)(ii)(A)), unless each of the Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of

Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.07(m), and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, Administrative Agent and its Affiliates and, solely with respect to its own entry, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same. Neither the Administrative Agent nor any Lenders shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, consent, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver, consent or other modification described in the first proviso to Section 10.01 that directly and adversely affects such Participant. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections (it being understood that the documentation required under Section 3.01(d) shall be delivered to the Participating Lender)) as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a participant register.

(g) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Section 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) [Reserved].

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to an Eligible Assignee who is or will become, after such assignment, an Affiliated Lender through (x) [reserved] or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit L-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(iv) as a condition to each assignment pursuant to this clause (l), the Administrative Agent shall have been provided a notice in the form of Exhibit L-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit L-2.

(m) [Reserved].

(n) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Class Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(o), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Class Lenders (in respect of a Class of Term Loans) have taken any actions; and

(B) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(o) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

SECTION 10.08 Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, managed accounts, funds, and agents, including accountants, legal counsel and other advisors on a need-to-know basis in connection with the transactions hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates) provided that such Agent or Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (e) to any other party to this Agreement; (f) to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information); (g) with the prior written consent of the Borrower; (h) to the extent such Information becomes publicly available (other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to a Loan Party or Affiliate thereof) or becomes available to the Administrative Agent, any Lead Arranger, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or any Investor or their respective Affiliates (so long as such source is not known to the Administrative Agent, such Lead Arranger, such Lender, or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party or any of its Affiliates); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Administrative Agent, such Lead Arranger, such Lender, or any of their respective Affiliates without the use of any Information; provided that no disclosure shall be made to any Disqualified Institution. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of the Loan Parties, the Investors and their respective Affiliates relating to the Transactions or any Loan Party or its Affiliates or its or their respective businesses, other than any such information that is publicly available to the Agents and the Lenders prior to such disclosure (other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party, Investor or Affiliate thereof).

SECTION 10.09 Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs, expenses and other amounts payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than Excluded Accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Secured Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

SECTION 10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by PDF or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by PDF or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by PDF or other electronic transmission.

SECTION 10.12 Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements and contingent indemnity obligations not yet due) hereunder shall remain unpaid.

SECTION 10.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF

VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN PDF OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17 Binding Effect.

This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties, the Administrative Agent, and the Collateral Agent, and the Administrative Agent shall have been notified by each Lender that each Lender have executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.18 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of each such Loan Party and other information regarding each Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.19 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

Each Loan Party acknowledges and agrees that each Lender, each Lead Arranger and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, such Lead Arranger or Affiliate thereof were not an Lender or a Lead Arranger (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arranger, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, each Lead Arranger and any affiliate thereof may accept fees and other consideration from the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, any Lead Arranger, the Borrower, any Investor or any Affiliate of the foregoing. Some or all of the Lenders and any Lead Arranger may have directly or indirectly acquired certain equity interests (including warrants) in the Borrower, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to the Borrower, an Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, any such Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, such Lead Arranger or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by the Borrower, an Investor or an Affiliate thereof.

SECTION 10.20 Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE XI

Guaranty

SECTION 11.01 The Guaranty.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization, pursuant to any Debtor Relief Law or otherwise.

SECTION 11.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment in full in cash of all Guaranteed Obligations (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements and contingent indemnity obligations not yet due) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.02(m) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 11.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

SECTION 11.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 11.07 Continuing Guaranty.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 11.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 11.09 Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 11.10 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor or Excluded Subsidiary shall, upon the consummation of such sale or transfer, or in the case of an Excluded Subsidiary, upon request by the Borrower, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor or Excluded Subsidiary, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certificates or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligation (other than obligations under Treasury Services Agreements or Secured Hedge Agreements) hereunder which are accrued and payable have been paid in full in cash, this Agreement and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

SECTION 11.11 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 11.12 Cross-Guaranty.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Guarantor as may be needed by such Guarantor from time to time to honor all of its obligations under the Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Obligations (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements and contingent indemnity obligations not yet due) have been paid in full and all Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, an agreement for the benefit of each Guarantor for all purposes of the Commodity Exchange Act.

SECTION 11.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OPEN LENDING, LLC, as Borrower

/s/ Ross Jessup
Ross Jessup
Chief Financial Officer

LENDERS PROTECTION, LLC, as a Guarantor

/s/ Ross Jessup
Ross Jessup
Chief Financial Officer

INSURANCE ADMINISTRATIVE SERVICES, LLC, as a Guarantor

/s/ Ross Jessup
Ross Jessup
Chief Financial Officer

OPEN LENDING SERVICES, INC., as a Guarantor

/s/ Ross Jessup
Ross Jessup
Vice President

[Credit Agreement Signature Page]

UBS AG, STAMFORD BRANCH, as Administrative Agent and Collateral Agent

/s/ Darlene Arias
Darlene Arias
Director

/s/ Houssern Daly
Houssern Daly
Associate Director

[Credit Agreement Signature Page]

UBS AG, STAMFORD BRANCH, as a Lender

/s/ Darlene Arias
Darlene Arias
Director

/s/ Houssern Daly
Houssern Daly
Associate Director

[Credit Agreement Signature Page]